As filed with the Securities and Exchange Commission on February 9, 2006
Registration No. 333-126530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM POS AM

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Post-effective Amendment No 2)
Lighting Science Group Corporation (Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3646 (Primary Standard Industry Classification Code Number)	23-2596710 (I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (214) 382-3630 (Address and telephone number of principal executive offices)
2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (Address of principal place of business or intended principal place of business)

Ronald E. Lusk, President and Chief Executive Officer
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201
(214) 382-3630
(Name, address, and telephone number of agent for service)

Copies to:
Mario V. Mirabelli, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
(202) 457-6000

Approximate date of proposed sale to the public: From time to time as soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Max. Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share (2)(5)	14,260,823	$ 0.92	$ 13,119,957	$ 1,544.22 *
Common Stock, $.001 par value per share, underlying warrants (3)(5)	7,422,733	$ 0.92	$ 6,828,914	$ 803.76 *
Common Stock, $.001 par value per share, issuable upon conversion of preferred stock (4)(5)	9,043,864	$0.92	$ 8,320,355	$ 979.31 *
* Previously paid

1.
Estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices for the registrant’s common stock as quoted on the Pink Sheets on July 6, 2005 of $0.92. Our common stock began trading on the OTCBB on July 14, 2005.

2.	Includes 14,260,823 shares issued to selling stockholders who are party to a lock-up agreement dated as of May 12, 2005.
3.	Includes up to 7,422,733 shares of common stock underlying warrants to purchase common stock.
4.	Includes 9,043,864 shares that will be issued to selling stockholders upon the conversion of the 6% convertible preferred stock.
5.
Pursuant to Rule 416 under the Securities Act, this registration statement also covers additional shares of Lighting Science Group common stock that may be issued pursuant to certain anti-dilution provisions applicable to the 6% convertible preferred stock and the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Lighting Science Group Corporation

Up to 30,727,420 shares of common stock

This prospectus relates to the sale of up to 30,727,420 shares of Lighting Science Group Corporation, or Lighting Science Group, common stock, par value $.001 per share, by the selling stockholders named on the "Selling Stokholders" page (or their pledgees, donees, permitted transferees or other successors-in-interest) from time to time. The selling stockholders will sell the shares from time to time on the Over-the-Counter Bulletin Board (the “OTCBB”) at prevailing market prices or privately negotiated prices. These prices will fluctuate based on the demand for the shares of common stock. On February 10, 2006, the closing sales price of Lighting Science Group’s common stock was $0.48 per share. Our common stock is quoted on the OTCBB under the symbol “LSGP.”

Of the common stock offered hereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% convertible preferred stock, (ii) up to 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the preferred stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who have agreed to the terms of a lock-up agreement dated as of May 12, 2005 and may not be sold by the selling stockholders except pursuant to the lock-up agreement which expires February 19, 2006. We are not offering or selling any shares of our common stock pursuant to this prospectus. We will not receive any proceeds from any sales made by the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised, to the extent they are not exercised under a cashless exercise as provided for in the warrant agreement. We will pay the expenses of this offering. We will not be paying any underwriting discounts or commissions in this offering. The selling stockholders identified in this prospectus, or their pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We do not know when or in what amount a selling stockholder may offer shares for sale, including whether a selling stockholder will sell any or all of the shares offered by this prospectus.

Investing in our common stock involves certain risks. Before buying any shares, you should carefully consider the risk factors described in the “Risk Factors” section.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2006.

iv

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF BUSINESS
PLAN OF OPERATION
DESCRIPTION OF PROPERTY
DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
OUR ACCOUNTANTS
SIGNATURES

SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the “Risk Factors” section, before making an investment decision.

Lighting Science Group Corporation

Lighting Science Group Corporation is a Delaware corporation incorporated on June 16,1988. On June 1, 2004, Lighting Science Group acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation that developed and owned certain intellectual property related to the design and development of lighting products utilizing light emitting diodes, or LEDs, as a source of light. With our acquisition of Lighting Science, Inc., we entered the field of solid-state lighting. We began conducting operations under the name Lighting Science Group Corporation on January 1, 2005.

As of the date of this prospectus, Lighting Science Group continues with its plans to develop and sell products based upon the intellectual property acquired in the acquisition of Lighting Science, Inc. and which is related to the design and development of lighting products utilizing light emitting diodes as a source of light.

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201. Our telephone number is (214) 382-3630.

Market Overview

The global lighting market has annual sales exceeding $40 billion, with the U.S. market alone contributing $12 billion to $15 billion annually. More importantly, the lighting market consumes over 20% of the world’s energy on an annual basis. This is the target market that management believes will evolve to solid-state lighting. Industry studies have predicted that LED-based lighting will replace over 40% of incandescent lighting applications by 2025. It is estimated that by the same year solid-state lighting could reduce the global amount of electricity used for lighting by 50%. We believe that no other use of electricity can offer such a large energy-savings potential.

Competitive Advantages

Through the development of its Optimized Digital Lighting™, or ODL™, technology, Lighting Science Group believes that it has begun to close the gap between the theoretical performance capability of today’s LEDs and the current level of LED performance in the existing generation of general illumination products. With our enabling technologies, we believe that we have positioned ourselves at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace.

Products/Distribution

Lighting Science Group is positioned to introduce its ODL products through traditional commercial and retail distribution channels, on a direct basis through its sales force, and through our shared savings plans with larger commercial and municipal customers (See "Plan Of Operation" for a discussion of our shared savings program). Our near-term product portfolio includes flashlights and floodlights for the consumer market, cabinet lighting for the furniture manufacturing and hospitality markets, outdoor lighting products for parking garages and street lighting for the commercial and municipal markets.

The Private Placement

On May 12, 2005, we entered into a definitive Securities Purchase Agreement with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors including certain officers and directors of Lighting Science Group, collectively referred to as the Purchasers, for the private placement of 6% convertible preferred stock of Lighting Science Group, $.001 par value per share, pursuant to which the Purchasers bought 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of $7,235,086. Additionally, warrants, a registration rights agreement and lock-up agreements with affiliates and certain unaffiliated stockholders of Lighting Science Group were also entered into and executed. A certificate of designation that sets forth the rights, preferences, terms and conditions of the preferred stock was filed with the Secretary of State of the State of Delaware on May 10, 2005.

The preferred stock may be converted into shares of common stock. The preferred stock has an initial conversion price of $0.80 per share of common stock subject to full ratchet anti-dilution provisions. The Purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The warrants have a term of five years from the closing date of the transaction. Merriman Curhan Ford & Co. acted as placement agent for this transaction. MRM Capital LP acted as our financial advisor. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share (subject to adjustment pursuant to anti-dilution provisions) were issued to Merriman and MRM in conjunction with this transaction.

The lock-up agreements provide that all affiliated stockholders of Lighting Science Group will not offer sell, contract to sell, pledge or otherwise dispose of common stock or securities convertible into, or exchangeable or exercisable for, common stock, subject to certain exceptions for a period of 180 days following the date that a registration statement is declared effective with regard to such common stock. The lock-up agreements will expire on February 19, 2006. Shares of common stock that affiliates held prior to the private placement will not be included in this registration statement.

Lock-up agreements were also entered into with certain unaffiliated stockholders covering a total of 14,260,823 shares of our common stock. Such lock-up agreements provide that such unaffiliated stockholders will not offer to sell, contract to sell, pledge or otherwise dispose of common stock or securities convertible into, or exchangeable or exercisable for, our common stock, subject to certain exceptions, for 180 days following the effective date of a registration statement regarding the common stock. Shares of common stock held by unaffiliated stockholders who have executed a lock-up agreement will be included in this registration statement. Such lock-up agreements will also expire on February 19, 2006.

Neither the preferred stock nor the warrants have been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by investors in the United States absent registration or an applicable exemption from the registration requirement. Pursuant to the registration rights agreement, we have agreed with the purchasers of these securities to register the common stock underlying these securities for public resale. This prospectus has been prepared, and the registration statement, including all amendments thereto, of which this prospectus is a part has been filed with the SEC, in order to satisfy our obligations to the purchasers of these securities.

Accordingly, this prospectus covers:

•	the resale by the selling stockholders of shares of our common stock issued upon conversion of the selling stockholders’ preferred stock.

•	the resale by the selling stockholders of shares of our common stock issuable upon exercise of the warrants.

•	the resale by certain unaffiliated, selling stockholders of our common stock purchased prior to the date of the Securities Purchase Agreement and who have executed a lock-up agreement.

•	any additional shares of our common stock that may be issued pursuant to anti-dilution provisions applicable to the preferred stock and the warrants.

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” section of this prospectus and the other information included or incorporated by reference in this prospectus before investing in our securities.

The Offering

Common stock currently outstanding(1)	55,374,591 shares
Common stock offered by the selling stockholders(2)(3)	30,727,420 shares
Common stock to be outstanding after the offering(4)	71,841,188 shares
Use of proceeds
The exercise of warrants, if done for cash, for common shares being registered under this registration statement would result in proceeds of up to $7,471,339 to Lighting Science Group. These proceeds would be used for working capital purposes.

Trading Symbol	LSGP
________________________

(1)	Includes approximately 15,644,537 shares beneficially owned by affiliates.
(2)	Includes approximately 16,466,597 shares underlying the 6% convertible preferred stock and warrants.
(3)
The number of shares of common stock offered by the shareholders does not include shares of our common stock which may be issued to holders of our 6% convertible preferred stock as dividends. If issued to the holders of the preferred stock, such shares of common stock will be registered pursuant to the terms of the certificate of designation and registration rights agreement.

(4)
Assumes the conversion of 2,260,966 shares of preferred stock into 9,043,864 shares of common stock and the exercise of warrants held by the selling stockholders for up to 7,422,733 shares of common stock.

Summary Consolidated Financial Information

Set forth below are summary consolidated statements of operations for the fiscal years ended December 31, 2005 and 2004 and for the cumulative period beginning September 26, 2003 and ended December 31, 2005. Also please find set forth below the summary consolidated balance sheets as of December 31, 2005 and December 31, 2004. This information should be read in conjunction with our audited consolidated financial statements as of and for the years ended December 31, 2005 and December 31, 2004 and the notes thereto and the “Plan of Operation”, which appear elsewhere in this prospectus.

Income Statement Data:	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	Cumulative from September 26, 2003 through December 31, 2005

Revenue	$72,564	$3,404	$75,968
Cost of goods sold	(33,110)	(2,076)	(35,186)
Gross margin	39,454	1,328	40,782

Operating expenses:
Selling, general and administrative	1,823,020	1,224,013	3,126,484
Compensation and related expenses	1,976,549	1,148,426	3,333,036
Consulting fees	1,627,684	624,934	2,252,618
Directors fees	294,445	388,575	770,520
Depreciation and amortization	487,766	259,251	747,017
Total operating expenses	6,209,464	3,645,199	10,229,675
Operating loss	(6,170,010)	(3,643,871)	(10,188,893)

Interest, net and other income and expense, net	3,064,673	(127,150)	2,903,363
Net loss	(3,105,337)	(3,771,021)	(7,285,530)

Dividend on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	1,202,901	-	1,202,901
Net loss applicable to common stock	$(4,308,238)	$(3,771,021)	$(8,488,431)

Basic net loss per weighted average common share	$(0.08)	$(0.12)	$(0.22)

Weighted average number of common shares outstanding	53,807,907	31,668,957	38,870,415

Balance Sheet Data:	December 31, 2005	December 31, 2004

Cash and cash equivalents	$1,984,477	$987,023
Other current assets	757,772	178,450
Total current assets	2,742,248	1,165,473

Property and equipment, net	295,336	310,475
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224	2,793,224
Intellectual property, net	1,108,683	1,168,883
Property rights agreement, net	501,972	856,306
Other non-current assets	154,097	181,312
TOTAL ASSETS	$7,595,561	$6,475,673

Accounts payable	$247,969	$40,636
Accrued expenses	155,329	17,899
Accrued dividend on 6% Convertible Preferred Stock	59,957	-
Note payable, accrued interest from related parties and accrued Preferred Series A dividends payable to related party	-	2,166,853
Current portion of note payable to related party	38,889	25,000
Total current liabilities	502,144	2,250,388

Note payable - related party	111,111	150,000
Liability under derivative contracts	3,327,437	-
Total other liabilities	3,438,548	150,000
TOTAL LIABILITIES	3,940,692	2,400,388

6% Convertible preferred stock	927,677	-

Series A preferred stock	-	533
Common stock	55,475	51,297
Additional paid-in-capital	12,830,833	8,229,648
Stock subscriptions receivable	-	(26,000)
Deficit accumulated during the development stage	(10,159,116)	(4,180,193)
TOTAL STOCKHOLDERS’ EQUITY	2,727,192	4,075,285
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,595,561	$6,475,673

RISK FACTORS

An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Lighting Science’s Business

Because We Have A Lack Of Revenues And A History Of Losses, We May Be Unable To Continue Operations Unless We Can Generate Operating Income By Completing Development Of Our Products, Obtaining Approval of Intellectual Property Rights And Marketing The Products.

Since we emerged from bankruptcy on September 26, 2003, we have sustained operating losses. For the years ended December 31, 2005 and 2004, we had limited revenues from operations of $72,564 and $3,404, respectively, and as of December 31, 2005 and 2004, we had an accumulated deficit of $10,159,116 and $4,180,193, respectively. Lighting Science Group expects to begin generating significant revenues from the sale of its products in the first half of 2006. The ability to generate revenue is, however, dependent on receiving purchase commitments from new customers as well as the timing that such purchase commitments, if any, are received.

It Is Difficult To Evaluate The Likelihood That We Will Achieve Or Maintain Profitability In The Future.

We are emerging from being a development stage company to one that is focusing on sales and growth in the lighting industry marketplace. Accordingly, since acquiring Lighting Science, Inc. and refocusing on the sale and development of the Optimized Digital Lighting products, we have not yet achieved profitability on an annual basis. As we begin this next stage concentrating on sales and growth, our limited operating history makes an evaluation of our future prospects difficult. If we do not achieve sufficient growth in our revenues or achieve and sustain profitability in the future, we may be unable to continue operations.

If We Are Unable To Obtain Outside Capital When Needed, In The Amount Needed, Our Business And Future Prospects Will or Could Be Adversely Affected And We Could Be Forced To Suspend Or Discontinue Operations.

Although no assurance can be given, we believe that our current cash and investment balances together with revenues received from the sale of our products will be sufficient to meet our operating needs through the end of 2006. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control. These factors include the success of our research and development efforts (including any unanticipated delays), the costs and timing of obtaining new patent rights, regulatory changes, competition, technological developments in the market, timing of sales transactions and amount of working capital investments Lighting Science Group is required to make.

Potential sources of outside capital include entering strategic business relationships, public or private sales of shares of our capital stock or debt or other similar arrangements. We do not have any committed sources of outside capital at this time. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain outside capital when needed, in the amount needed, our business and future prospects will or could be adversely affected and we could be forced to suspend or discontinue operations.

Because We Rely Upon Ronald E. Lusk And Other Key Personnel, A Loss Of Any Key Personnel Could Prevent Or Significantly Delay The Achievement Of Our Goals.

Our success will depend to a large extent on the abilities and continued service of Ronald E. Lusk and other key personnel. The loss of Mr. Lusk, the CEO, or other key personnel could prevent or significantly delay the achievement of our goals. We have employment agreements with Ronald E. Lusk, Fredric S. Maxik, Stephen Hamilton, J. Michael Poss and K. Shane Hartman. We maintain key man life insurance policy with respect to Fredric S. Maxik. If any of these persons were to leave Lighting Science Group, it could delay implementation of our business plan and marketing efforts. Should any of them leave, we would seek to replace them as soon as possible. As we grow, we will need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. We cannot assure you that our efforts to obtain or retain such personnel will be successful.

The recent resignations of the Company’s President, Chief Financial Officer and Executive Vice President Could Prevent Or Significantly Delay The Achievement Of Our Goals.

In October 2005, Lighting Science Group’s President, Stan T. Waldrop, and Executive Vice President, Philip R. Lacerte, resigned their positions with Lighting Science Group. In November 2005, Michael N. Lavey, our Chief Financial Officer also resigned and was replaced by Stephen A. Hamilton on November 11, 2005. Mr. Waldrop has agreed to provide transition consulting for a six-month period for which he was issued 50,000 shares of our common stock. In exchange for being released from his employment agreement, Mr. Lacerte agreed to return 100,000 shares of common stock to the Company. Although we have hired a new Chief Financial Officer, we have not yet replaced Mr. Waldrop or Mr. Lacerte and we are unable assess whether the loss of these officers could prevent or significantly delay the achievement of our goals. Additionally, we are unable to assess the impact the resignations of these executives will have on our other employees.

Customer Acceptance Of Our Products Is Dependent On Our Ability To Meet Changing Requirements.

Customer acceptance of our products is significantly dependent on our ability to offer products that meet the changing requirements of our customers. Any decrease in the level of customer acceptance of our products could have a material adverse effect on us.

Our Future Performance Is Dependent Upon Attracting And Retaining Customers.

We are moving from a research and development stage company to one which is focused on sales and growth. If we are unsuccessful in our attempts to commercialize our products and attract and retain a solid customer base, then we will be unable to continue as a going concern.

The Markets For Many Of Our Products Are Characterized By Changing Technology.

The markets for many of our products are characterized by changing technology, new product introductions, product enhancements and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render existing products obsolete or result in short product life cycles. Accordingly, our ability to compete is in part dependent on our ability to continually offer enhanced and improved products.

We are Dependent on Key Outside Contract Manufacturers to Deliver a Custom Product with the Highest Performance and Shortest Time to Market.

We depend on key outside contract manufacturers’ equipment and assembly processes. We believe that these key manufacturing and assembly processes give us the flexibility and responsiveness to meet our customer delivery schedule and performance specification with a custom product. This value proposition is an important component of our offering to our customers. A loss of these capabilities or access to key outside contract manufacturers could have an adverse effect on our existing operations and new business growth.

Our Industry Is Sensitive To Changing Economic Conditions.

We believe that many factors affect our industry, including consumer confidence in the economy, interest rates and credit availability. The overall economic climate or Gross National Product growth has a direct impact on our customers and the demand for our products. We cannot assure you that our business will not be adversely affected as a result of an industry or general economic downturn.

If Our Optimized Digital Lighting Technology Does Not Achieve Market Acceptance, Prospects For Our Growth And Profitability May Be Limited.

Our future success depends on market acceptance of our Optimized Digital Lighting technology. Potential customers may be reluctant to adopt solid-state lighting as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness and cost-effectiveness when compared to other lighting sources available in the market. If acceptance of solid-state lighting in general, and of our ODL lighting systems in particular, does not continue to grow within the high performance lighting markets that we may serve directly, and in the markets that we serve indirectly through future customers, then opportunities to increase our revenues and operate profitably may be limited.

If Critical Components That We Currently Purchase From Our Suppliers Become Unavailable, We May Incur Delays In Shipment Which Could Damage Our Business.

We depend on our suppliers for certain components critical to the manufacture of our solid-state lighting systems. For certain types of LEDs used in our lighting systems, we currently have a limited number of suppliers. We depend on our vendors to supply critical components in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and obtaining them in needed quantities may be a time-consuming process and there can be no assurance that an adequate alternative source of supply could be found at an acceptable cost.

We could experience shortages of standard electronic components as well as custom components specific to our products. If our suppliers are unable to meet our demand for critical components at reasonable costs, and if we are unable to obtain an alternative source or the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products will or could be harmed. Because we generally rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to obtain components in adequate quantities and at acceptable prices in the longer term. If we are unable to obtain components in adequate quantities, we may incur delays in shipment or be unable to meet demand for our products which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

The principal raw materials used in the manufacture of our LED components and sensor assemblies are silicon wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages. All of these raw materials can be obtained from several suppliers. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect upon us.

If The Companies To Which We Outsource The Manufacture Of Our Products Fail To Meet Our Requirements For Quality, Quantity And Timeliness, Our Revenues And Reputation In The Marketplace Could Be Harmed.

We outsource the manufacture of our products, and do not own or operate a manufacturing facility. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers. If these companies were to terminate their arrangements with us or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production may be a costly and time-consuming process. We cannot assure you that we would be able to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs;

•	risk of loss of inventory while in transit; and

•
risks associated with international commerce, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with outbreaks of disease, risks associated with the protection of intellectual property and political and economic instability.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

If We Are Unable To Increase Production Capacity For Our Products In A Timely Manner, We May Incur Delays In Shipment And Our Revenues And Reputation In The Marketplace Could Be Harmed.

An important part of our business strategy is the expansion of production capacity for our products. We plan to increase production capacity by adding new contract manufacturers and by expanding capacity with our existing contract manufacturers. Our ability to successfully increase production capacity will depend on a number of factors, including the following:

•	identification and availability of appropriate and affordable contract manufacturers;

•	ability of our current contract manufacturers to allocate more existing capacity to us or their ability to add new capacity quickly;

•	availability of critical components used in the manufacture of our products;

•	establishment of adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	ability of our future contract manufacturers to implement our manufacturing processes.

If we are unable to increase production capacity for our products in a timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

If Demand For Our Optimized Digital Lighting And Other Light Products In The General Lighting Market Fails To Emerge, We May Not Be Able To Carry Out Long-Term Business Strategies.

Our long-term business strategy includes penetration of the general lighting market with our ODL and other lighting products. Failure to obtain and incorporate into our products, on a timely basis, LEDs having satisfactory performance, quality and cost characteristics could delay our planned introduction of our products, or reduce the attractiveness to potential customers of our products that incorporate LEDs.

In addition, the characteristics of our Optimized Digital Lighting technology that we believe are desired by customers in the high performance color lighting markets that we currently serve may not provide us with competitive advantages in the general lighting market. For example, end-users in the general lighting market may not require the complex, dynamic lighting effects or sophisticated digital control that our systems provide. Similarly, if LED manufacturers are able to develop single LEDs that produce light of acceptable consistency and color, our color temperature control technologies may be of less importance in the general lighting market than in the high performance color lighting market.

We have devoted, and intend to continue to devote, substantial resources to the development of our products and technologies suitable for use in the general lighting market. If demand for these products and technologies in the general lighting market does not develop and we do not receive revenue to offset these expenditures, our profitability will or could be harmed and our ability to carry out our long-term business strategy may be adversely affected.

If We Are Not Able To Compete Effectively, Our Prospects For Future Success Will Be Jeopardized.

In the high performance lighting markets in which we plan to sell our Optimized Digital Lighting and other LED lighting systems, and in the licensing markets in which we participate, our systems compete with lighting products utilizing traditional lighting technology provided by many vendors. In addition, we face competition from a smaller number of manufacturers, including manufacturers of traditional lighting equipment that have developed one or more solid-state lighting products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing than we have.

We expect to encounter competition from some of the competitors described above. Additionally, to the extent that we seek to introduce Optimized Digital Lighting products for use in general lighting applications, such as retrofit bulbs and lamps for standard fixtures, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram Sylvania and Philips Lighting, each of which has, we believe, undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of solid-state lighting systems than we have. We will also be competing with domestic and international manufacturers of lighting components of various sizes and resources. We cannot assure you that we will be able to compete successfully in such markets against these or future competitors.

In each of our markets, we anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems that do not infringe upon our patents.

Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success may be harmed.

If We Are Unable To Manage Our Growth Effectively, Our Future Growth, Profitability And Liquidity Could Be Adversely Affected.

We anticipate significant growth in our business. Our anticipated growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. For example, we must implement new modules of our management information system, hire and train new sales representatives and expand our supply chain management and quality control operations. We recently hired a new chief financial officer and we will need to make other additions to our operations and administrative management teams. If we are unable to manage our growth effectively, our future growth may be limited, we may be unable to operate profitability and we may not be able to effectively pursue our business plan.

We Have Limited Experience Conducting Operations Internationally, Which May Make Expansion More Difficult And Costly Than We Expect And Adversely Affect Our Revenue Growth And Profitability.

We currently outsource the manufacture of our products to international facilities. To the extent that we continue to outsource to international locations, we are exposed to differing laws, regulations and business cultures than what we experience domestically and that may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we hope to enter into agreements with manufacturers, shippers and distributors that attempt to minimize these risks, there is no assurance that such agreements will be honored or that we will be able to adequately protect our interests.

We intend to continue outsourcing the manufacture of our products internationally for the foreseeable future. There are many barriers and risks to operating successfully in the international marketplace, including the following:

•	foreign currency risks;

•	dependence on foreign manufacturers, shippers and distributors;

•	compliance with multiple, conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.

If we are not able to successfully deliver our products and services to our anticipated markets, our revenue growth and profitability may be adversely affected.

Our Products Could Contain Defects, Which Could Reduce Sales Of Those Products Or Result In Claims Against Us.

Despite testing by us and our customers, defects could be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in personal injury or financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Risks Related To Intellectual Property

If We Are Unable To Respond Effectively As New Lighting Technologies And Market Trends Emerge, Our Competitive Position And Our Ability To Generate Revenues And Profits May Be Harmed.

The emergence of solid-state lighting is transforming the lighting industry. To be successful, we will need to keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new solid-state lighting devices are introduced that can be controlled by methods not covered by our proprietary technology, or if effective new sources of light other than solid-state devices are discovered, our current products and technology could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.

If We Are Unable to Obtain and Protect Our Intellectual Property Rights, Our Ability to Commercialize Our Products Could Be Substantially Limited.

We have filed twenty-one (21) patent applications. From these applications, two (2) patents have been allowed and seventeen (17) are pending approval.  Two have been abandoned in favor of continuing application.

We cannot assure you that any patent applications filed by us, or by others under which we have rights, will result in patents being issued in the United States or foreign countries. In addition, we cannot guarantee that patents that have been or will be issued will afford meaningful protection for our products. Competitors may develop products similar to our products that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. We cannot assure that we will be able to afford the legal costs associated with defending or enforcing any of our patents. We have not received any communications, allegations, complaints or threats of litigation relating to patent infringement to date.

If We Are Unable To Protect Our Intellectual Property Rights Adequately, The Value Of Our Products Could Be Diminished.

We utilize proprietary design rules and processing steps in the development and fabrication of our LED products. In addition, we have filed twenty-one (21) patent applications for the protection of the intellectual property used in our products and two (2) patents have been allowed. There can be no assurance that any of the patent applications will be approved or any patents, if issued, will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by us, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and to prevent the infringement of a patent could be substantial and could have a material adverse effect on our operating results. Furthermore, there can be no assurance that our ODL technology will not inadvertently infringe on patents or rights owned by others or licenses which might not be available to us. Based on limited patent searches, contacts with others knowledgeable in the field of LED technology, and a review of the published materials, we believe that our competitors hold no patents, licenses or other rights to the ODL technology which would preclude us from pursuing our intended operations.

In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes might arise as to the proprietary rights to such information that may not be resolved in our favor.

We May Incur Substantial Costs Or Lose Important Rights As A Result Of Litigation Or Other Proceedings Relating To Patent And Other Intellectual Property Rights.

In recent years, there has been significant litigation involving patents and other intellectual property rights. Since it is possible for patent applications to be retained in secrecy by the U.S. Patent and Trademark Office until and unless a patent issues, it is not possible for us to know whether United States patent applications are pending that would be infringed by the use of our technology or a part thereof, thus substantially interfering with the future conduct of our business. In addition, there may be issued patents in the U.S. or other countries that are pertinent to our business of which we are not aware. We could be sued by other parties for patent infringement in the future. Such lawsuits could subject us to liability for damages and invalidate our proprietary rights. In addition, intellectual property lawsuits may be brought by third parties against LED and licensing customers that incorporate our ODL technology in their products.

In addition to being subject to claims by third parties that we have infringed upon their proprietary rights, we may in the future assert our intellectual property rights by instituting legal proceedings against others. We cannot assure you that we will be successful in enforcing our patents in any lawsuits that we may commence. Defendants in any litigation we commence to enforce our patents may attempt to establish that our patents are invalid or are unenforceable. Thus, any patent litigation we commence could result in a determination that one or more of our patents are invalid or unenforceable.

Whether we are defending the assertion of intellectual property rights against us or asserting our own intellectual property rights against others, such litigation can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of our management and key technical personnel. As a result, the pendency or adverse outcome of any intellectual property litigation to which we are subject could disrupt our business operations, require the incurrence of substantial costs and subject us to significant liabilities, each of which could severely harm our business. Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business, including the following:

•	stop selling our products or using technology that contains the allegedly infringing intellectual property;

•	attempt to obtain a license to the relevant intellectual property, which may not be available on reasonable terms or at all; and

•	attempt to redesign products that embody the allegedly infringing intellectual property.

If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our Optimized Digital Lighting, LED and/or solid-state lighting systems, which could seriously harm our business. We may not be able to develop, license or acquire non-infringing technology under reasonable terms, if at all. These developments would result in an inability to compete for customers and would adversely affect our ability to increase our revenues. The measure of damages in intellectual property litigation can be complex, and is often subjective or uncertain. If we were to be found liable for infringement of proprietary rights of a third party, the amount of damages we might have to pay could be substantial and is difficult to predict.

If We Are Unable To Obtain And Maintain Patent Protection For Our Technology And Otherwise Protect Our Intellectual Property, The Value Of Our Technology And Products Will Be Adversely Affected.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date, we have applied for twenty-one (21) patents and two (2) patents have been allowed. Because the patent position of technology companies involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Patents that we have applied for or patents which have been issued to us may be rejected or invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technology that we have developed.

We also attempt to protect our proprietary information with contractual arrangements and the use of trade secret laws. Our employees and consultants generally enter into agreements containing provisions with respect to confidentiality and the assignment of rights to inventions made by them while in our employ. The protection offered by patents or trade secret laws or by these agreements may not be sufficient to protect our intellectual property and existing or future patents could be challenged, invalidated or circumvented. Moreover, the laws of many foreign countries, including The People’s Republic of China, where some of our contract manufacturers are located, do not protect our intellectual property rights to the same extent as do the laws of the United States.

Risks Related to This Offering

Risks Relating To Our Common Stock.

Our share price has been volatile in the past and may decline in the future.

Our common stock has experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in the status of our intellectual property rights;

•	announcements by third parties of significant claims or proceedings against us;

•	additions or departures of key personnel;

•	future sales of our common shares; and

•	stock market price and volume fluctuations.

Stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding the United States, could adversely affect the market price of our common stock.

Future sales of our common stock in the public market could lower our stock price, and conversion of our warrants and any additional capital raised by us may dilute your ownership in us.

We may sell additional shares of common stock in subsequent offerings. In addition, holders of warrants to purchase our common stock will, most likely, exercise their warrants to purchase shares of our common stock after this registration statement is declared effective. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Shares eligible for public sale in the future could decrease the price of our common stock and reduce our future ability to raise capital.

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock, which would have an adverse affect on our ability to raise equity capital in the future.

Because Lighting Science’s Stock Price Is Volatile, It Can Be Difficult For Stockholders To Predict The Value Of Their Shares At Any Given Time.

The price of our stock can be volatile, which makes it difficult for stockholders to predict the value of their shares or buy or sell shares at any given time. In the last two fiscal years, the price of our common stock has ranged from $0.24 to $2.55. A variety of factors may affect the market price of our common stock including, but not limited to, results of research and development; corporate partnerships; technological innovations by Lighting Science Group or competitors; changes in laws and government regulations; developments concerning proprietary rights, including patents and litigation matters; public perception relating to the commercial value or safety of any of our products; and general stock market conditions.

Our common stock is currently traded on the OTCBB. Trading in our common stock is sporadic, and days may from time to time pass without any reported trades. If limited trading in our common stock continues, it may remain difficult for stockholders to sell their shares in the public market. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of its securities.

There Is No Assurance Of An Established Public Trading Market For Our Securities.

Although our common stock is quoted in the OTCBB, a regular trading market for the securities may not be sustained in the future. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq stock market. Quotes for stocks listed in the OTCBB are not listed in the financial sections of newspapers and newspapers generally have very little coverage of stocks quoted solely in the OTCBB. Accordingly, prices for and coverage of securities quoted solely in the OTCBB may be difficult to obtain. In addition, stock quoted solely in the OTCBB tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or Nasdaq. All of these factors may cause holders of our common stock to be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock, and

•	general economic and other national conditions.

Our Common Stock May Be Considered A “Penny Stock” And May Be Difficult to Sell.

The SEC regulations generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Because Lighting Science Group Has Never Paid Dividends On Its Common Stock And Has No Plans To Do, So, The Only Return On Your Investment Will Come From Any Increase In The Value Of The Common Stock.

Since beginning our current business, we have not paid cash dividends on the common stock and do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the stock.

Our Directors And Management Will Collectively Control Approximately 23% Of Our Outstanding Common Stock.

Immediately after this offering, our directors and executive officers and their affiliates will collectively control approximately 23% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. You and other stockholders may have a limited influence over these actions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our common stock.

Because There Is A Potential For Future Dilution To Existing Stockholders, Their Percentage Ownership And Control Over Company Matters Could Be Reduced.

Currently, we are authorized to issue up to 495,000,000 shares of our common stock. As of January 31, 2006, there were issued and outstanding 55,374,591 shares of our common stock and we may be obligated to issue up to 20,022,597 shares of our common stock to the holders of our outstanding preferred stock, warrants and stock options. The authorized but unissued shares may be issued by us in such transactions and at such times as our board of directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Any such issuance that is not made solely to then-existing stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.

We Could Be The Subject Of Securities Class Action Litigation Due To Future Stock Price Volatility.

The stock market in general, and market prices for the securities of technology companies like ours in particular, recently have experienced extreme volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, our defense of the lawsuit could be costly and divert the time and attention of our management.

Substantial Sales Of Our Common Stock Could Cause Our Stock Price To Decline.

Sales of a substantial number of shares of common stock after this offering, or the perception that sales could occur, could adversely affect the market price of our common stock. On completion of this offering, we will have up to 71,841,188 shares of common stock outstanding, 680,000 shares underlying outstanding stock options and 2,876,000 shares subject to outstanding warrants. In general, the 30,727,420 shares sold in this offering will be freely tradable without restriction or further registration under the federal securities laws.
Anti-Takeover Provisions In Our Charter Documents And Delaware Law Could Prevent Or Delay A Change In Control Of Our Company.

Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions include the ability to issue “blank check” preferred stock. The existence of this provision could limit the price that investors might be willing to pay in the future for shares of our common stock.

Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Plan of Operation” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make strategic acquisitions on a timely basis, that we will retain our or an acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our management will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed above. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All of the proceeds will be payable solely to the selling stockholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders, if and when they are exercised, to the extent they are not exercised under a cashless exercise. The terms of the warrant agreement permit the warrants to be exercised without tendering cash at a value based on market value of our common stock under certain conditions. A cashless exercise will result in less shares being issued than under a cash exercise. We anticipate that the net proceeds from the exercise of the warrants, if any, will be used for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues/losses and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities, to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

DESCRIPTION OF BUSINESS

Lighting Science Group is a Delaware corporation incorporated on June 16,1988. On December 23, 2004, The Phoenix Group Corporation, our predecessor entity, announced its decision to change its name to Lighting Science Group Corporation by means of a parent/subsidiary merger with its wholly-owned subsidiary, Lighting Science, Inc. Pursuant to a resolution approved by the board of directors, The Phoenix Group Corporation filed a certificate of merger with the office of the Secretary of State of Delaware on December 23, 2004 to complete the merger of Lighting Science, Inc. with and into The Phoenix Group Corporation and to change the name. Lighting Science Group began conducting its operations under the name Lighting Science Group Corporation on January 1, 2005.

On or about August 20, 2002, we filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The case was subsequently transferred to the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division bankruptcy court. The bankruptcy court granted the requested status. During the summer of 2003, we filed a Disclosure Statement and Plan of Reorganization that was confirmed by the bankruptcy court on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the plan of reorganization, the holder of the Series A Preferred Stock, Match, Inc., a company controlled by our Chief Executive Officer, Ronald E. Lusk, agreed to waive its rights, including its voting and conversion rights, and the creditors of Lighting Science Group received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the plan of reorganization - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified us to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position 90-7.

On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a corporation that developed and owned certain intellectual property related to the design, development and power management of lighting products utilizing light emitting diodes as a source of light. As of the date of this prospectus, we continue with our plans to develop and sell products based upon the intellectual property acquired in this acquisition.

Market Overview

The global lighting market has annual sales exceeding $40 billion, with the U.S. market alone contributing $12 billion to $15 billion annually.1 More importantly, the lighting market consumes over 20% of the world’s energy on an annual basis.2 This is the target market that management believes will evolve to solid state lighting.

With our acquisition of Lighting Science, Inc., we entered the field of solid state lighting. Light emitting diode technology has been in use since 1962, but until recently was used only in small electronic devices. Unlike incandescent bulbs, which produce the full spectrum of light in a spherical pattern, LEDs emit a monochromatic focused beam that is highly directional. For many applications, such as indicators or switch illuminators, this is not a problem. But it took development of multi-chip arrays, high-flux LED chips, and specialized phosphors to achieve the effect of an incandescent bulb.

As a result of these recent innovations, many designers have begun to focus their attention on LEDs as a new source of product for traditional lighting needs. LED-based lighting is now available in a variety of light bases and sizes, most of which are suitable only for specialty lighting. LED-based lighting is rugged, durable, and visible in daylight. Its life span, which far exceeds that of incandescent bulbs, is an advantage for high volume users of light bulbs who are faced with high-energy consumption and recurring maintenance obligations. These maintenance obligations can have legal ramifications as well as aesthetic implications.

Industry studies have predicted that LED-based lighting will replace over 40% of incandescent lighting applications by 2025.3 It is estimated that by the same year solid state lighting could reduce the global amount of electricity used for lighting by 50%.4 Lighting Science Group believes that no other use of electricity can offer such a large energy-savings potential.

Increased investment by the manufacturers of LEDs over the past decade has resulted in performance enhancements and cost reductions that have exceeded expectations. Since their introduction, LED prices have fallen while performance has grown. This pattern caused retired Agilent scientist Roland Haitz to measure the change and to develop “Haitz’s Law” (similar to Moore’s Law in the computer chip industry) which holds that each decade since the first LED appeared in 1962, prices have fallen by a factor of 10 while performance has grown by a factor of 20.5

While manufacturers of LEDs have made great strides, the enabling technologies such as power conversion and thermal management have not kept pace. These technologies in the LED industry can be equated to software applications in the computer chip industry. But while software development takes advantage of each hardware enhancement, the technologies necessary to derive the greatest performance from LEDs have lagged. Consequently, the existing gap between the advancements in LED technology and their incorporation into general illumination systems has widened over the past five years.

1.   Projected estimates in 2002 by United States Department of Energy
2.   Estimate from article published by Sandia National Labs
3.   “LED Lighting Technologies and Potential for Near Term Market Applications” by Ecos Consulting 2003
4.   “The Promise of Solid State Lighting for General Illumination” 2002 Optoelectronics Industry Development Association, Co-sponsored by Department of Energy
5.   “LEDs are seeing the light more and more,” January 5, 2005, MENAFN.com

Competitive Advantages

Through the development of our Optimized Digital Lighting technology, we believe that we have begun to close the gap between the theoretical performance capability of today’s LEDs and the level of their performance in the current generation of general illumination products. With our enabling technologies, we believe that we have positioned ourselves at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace, for the following reasons:

•	Digital lighting expertise is our core competency. We have and will continue to generate important intellectual properties:

•	Patent pending digital lighting engineering design
•	Patent pending bulb design appearance
•	Patent pending manufacturing process

•	Compared with 65-watt incandescent bulbs, Optimized Digital Lighting bulbs currently reduce energy use by up to 85% and have a useful life that is up to 50 times longer (approximately 50,000 hours).

•	Several factors contribute to the benefits produced by our ODL technology:

•	Our patented and patent pending technology allows retail pricing that is both affordable and provides a fast payback through reduced energy consumption maintenance costs in most applications.
•	Optimized Digital Lighting products have added functionality - they are dimmable and reach their full operating level instantly unlike most fluorescent bulbs.
•
Development of additional Optimized Digital Lighting products is ongoing. The product development team is bolstered by a scientific advisory board with expertise in many disciplines of the lighting industry.

Products/Distribution

Lighting Science Group has begun to introduce its Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis through its sales force, as well as through shared savings plans with larger commercial and municipal customers. Our near-term product portfolio consists of the following:

•
Flashlights - We have developed a flashlight that provides a high candlepower output across a broader beam angle than is typical of existing LED based flashlights and can be made available at a lower price point due to the manufacturing efficiencies created by Lighting Science Group’s proprietary design.

•
Cabinet Lighting - We have a developed a small lamp, called the Puck Light, that replaces existing halogen incandescent lamps. Aside from energy savings and much longer life, the Puck Light is safer for usage inside furniture because it operates at a much lower temperature.

•
Floodlights - We are developing a second generation floodlight prototype that equals or exceeds existing PAR 30 65-watt floodlights sold by incumbent lighting manufacturers in terms of the amount of illumination (foot candles) measured at the surface to be illuminated across a beam angle of 50º. We plan initial shipments of the floodlight in the first half of 2006.

•	Parking Garage Lighting - We have developed a low bay form factor light that we believe is competitive with conventional lights used in parking garages.

•
Outdoor Lighting - We are currently prototyping a form factor street light which we believe will be competitive with 150 watt - 250 watt conventional street lights on poles 30 feet or less in height. Other forms, in higher wattage equivalents (e.g., 400 watts) are planned.

Operations

Following the acquisition of Lighting Science, Inc., we have continued with our plans to develop and sell products based upon the acquired intellectual property. Staff was added to support the development process. Additionally, we have begun to work with major international design, engineering and manufacturing companies to support the development of our products and the transition of such products into the manufacturing process.

In order to minimize our investment in plant and equipment and enable us to focus on research and development, our manufacturing strategy is to outsource the manufacture of our Optimized Digital Lighting products, and, therefore, we do not own or operate a manufacturing facility. We currently partner with a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly), provide all necessary facilities and labor to manufacture our products, and stock and arrange for transport of our finished goods, generally by ship, to our distributors and customers.

We currently have multiple sources of supply for the LEDs used in the assembly of our lighting products. We currently buy LEDs from two domestic manufacturers and two foreign manufacturers. All suppliers currently have adequate capacity to provide sufficient quantities of LEDs to meet our forecasted needs. Our lighting products incorporate a proprietary power supply module. These modules are fabricated by two manufacturers, each of which has adequate capacity to produce estimated quantities of power modules to meet our forecasted needs. One domestic supplier and several foreign suppliers provide microelectronic components for the various lighting products. We have no sole source supply for any of the assemblies required for the manufacture of our lighting products.

Employees

As of January 31, 2006, we have 15 full-time employees. We believe that our relationship with our employees is good. None of our employees is represented by an employee union.

PLAN OF OPERATION

As of the date of this report, we continue to operate as a development stage company, not having had appreciable revenue during our last fiscal year or the first month of 2006. Accordingly, our plan of operation for the next twelve months is set forth below.

Business Overview

With our acquisition of certain intellectual property rights on June 1, 2004, we have entered the field of solid-state lighting. Light emitting diode technology has been in use since 1962, but until recently was used only in small electronic devices. Unlike incandescent bulbs, which produce the full spectrum of light in a spherical pattern, LEDs emit a monochromatic focused beam that is highly directional. For many applications, such as indicators or switch illuminators, this is not a problem. But it took development of multi-chip arrays, high-flux LED chips, and specialized phosphors to achieve the effect of an incandescent bulb.

Through the development of our Optimized Digital Lighting technology, we believe that we have begun to close the gap between the theoretical performance capability of today’s LEDs and the level of their performance in the current generation of general illumination products. With our enabling technologies, Lighting Science Group believes that it has positioned itself at the forefront of the emerging solid state lighting industry and will be able to compete in the marketplace.

Strategy

We are beginning to introduce our Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis through our sales force, as well as through shared savings plans with larger commercial and municipal customers.

We have developed the Shared Savings ProgramSM that allows customers to partner with us to deploy our ODL products without any upfront capital expenditures while benefiting from the significant energy savings provided by our ODL products. Our lighting products pay for themselves in energy savings, which are shared between us and the customer. The Shared Savings Program is focused on municipalities and companies with significant outdoor lighting requirements. The program requires an investment by us in product and labor to install the lights in a city or a municipality. We believe that we will be able to secure the financing for such installations through traditional commercial lending institutions.

We will also focus on the wholesale and retail distribution of our ODL technology and its general illumination products. These products include existing and planned product lines of floodlights, spotlights, and additional general illumination products that are under development. We are exploring opportunities to sell our ODL products through traditional mass market retailers as well as domestic and international lighting distributors.

Our distribution strategy with respect to our near term products is as follows:

•
Flashlights - Our flashlight is currently available on the website of the Home Depot, a big box retailer, and is currently under evaluation by Home Depot for sale in its stores. We are aggressively marketing this product to other retailers as well as through distributors.

•
Cabinet Lighting - We have delivered an initial order of puck lights to a major Las Vegas casino and we intend to aggressively market this product to furniture manufacturers and to potential users in the hotel and recreation industries.

•
Floodlights - We intend to market this light through warehouse-style and other big-box retailers, lighting distributors, under our Shared Savings Program and on a direct basis in certain industries. We began to prototype an industry standard form factor PAR 30 floodlight in the third quarter of 2005, and we plan to sell this product via big-box retailers in addition to marketing it directly to the hospitality and facility management industries.

•
Parking Garage Lighting - We have established direct contact with major parking garage operators across the country and these parking garage lights will be made available for outright sales, as well as under the Shared Savings Program. In conjunction therewith, we have formed an alliance with Amtech Lighting Services (see below) to install our parking garage lights and fixtures in facilities that Amtech services. On December 14, 2005, we announced our first contract to supply ODL low bay lighting to an existing parking garage in the Dallas, Texas area under the Shared Savings Program.

•	Outdoor Lighting - We expect to make streetlights available under our Shared Savings Program either directly or via Energy Service Company (ESCO) partners.

Strategic Alliances

Agreement with Amtech Lighting Services

On September 8, 2005, we announced that we entered into an alliance with Amtech Lighting Services, a subsidiary of ABM Industries Incorporated, a multi-national facilities services leader, to install our ODL low bay lights and fixtures in facilities that ABM services. The low bay product is designed for widespread, high volume use in parking garages and other applications that require high efficiency, long lasting light.

Under the alliance, Amtech Lighting Services is marketing our ODL products to its customers through our Shared Savings Program. As part of the Amtech Lighting Services/Lighting Science Group alliance, Amtech will undertake installation and maintenance of the ODL parking garage lights on behalf of its customers.

More specifically, Amtech Lighting Services is in the initial phase of introducing our ODL products to some of its energy-conscious customers who operate 35,000 locations nationwide, and is beginning to test and install ODL fixtures at some of the 1,700 garages it leases or manages through Ampco System Parking, a subsidiary of ABM Industries.

Agreement with Giuliani Capital Advisors

On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC, or GCA, to engage GCA to provide financial advisory services to us and a yet to be formed entity. On May 4, 2005, we entered into an agreement with GCA to form the joint venture. The intent of the joint venture is to own parking garage lights and streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. The services GCA has agreed to provide include the following:

•	Assist us on an exclusive basis to raise capital for the joint venture;
•	Evaluate financial and organization structures on a non-exclusive basis relating to different market opportunities that may be presented to us;
•	Advise us on sources of debt and equity capital available to fund the joint venture;
•	Assist management in coordination between advisors and debt/equity underwriters;
•	Assist us in arranging meetings with various governmental entities and utilities, both domestic and international, to acquire light poles and related infrastructure; and
•	If requested, assist Lighting Science Group in raising equity or debt financing for other Company projects.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. to provide financial public relations and investor relations on behalf of Lighting Science Group for a fee of $5,000 per month during the term of the contract.

Liquidity and Capital Resources

On May 12, 2005, Lighting Science Group entered into a Securities Purchase Agreement with investors for the private placement of its preferred stock pursuant to which the investors purchased 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of approximately $7.2 million. The net proceeds to Lighting Science Group were approximately $6.5 million, including $276,000 of certain officer and director loans outstanding at the time, which were also converted to preferred stock. These funds are being used for working capital purposes.

We have embarked upon an aggressive design and development program to begin to bring products to market during 2005 and 2006. If, as management believes, we are successful in developing viable products, additional capital may be needed to fund the manufacturing process to generate finished goods. In the event orders are received from established retailers and distributors of lighting products, management believes that traditional lending sources will be available to provide a portion of the capital needed to cover the manufacturing and receivables cycles. However, we may still be required to raise additional capital to meet our obligations.

Our strategy includes the outsourcing of manufacturing operations. Accordingly, there are no significant investments in plant or equipment expected in the next 12 months. Additionally, the startup of product deliveries will require us to make additions to our operations and administrative management teams. However, such personnel additions are not expected to result in substantial increases in employee headcount.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in Dallas, Texas. We occupy excess office space that is leased by an institutional shareholder of Lighting Science Group. The shareholder previously served as a financial advisor to Lighting Science Group. The shareholder allowed us to occupy the office space during the term of the financial services agreement on a rent free basis. Upon termination of the financial services agreement on September 29, 2005, we began to pay the shareholder rent on a month to month basis at the rate of $10,000 per month. We also have leased facilities in Sunrise, Florida for our research and development activities for a period of 15 months beginning on November 1, 2005. The agreement provides rental payments averaging approximately $2,400 per month. We also lease space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

Lighting Science Group’s Board of Directors consists of seven (7) directors. Lighting Science Group’s bylaws allow for the number of Directors to be set by the Board of Directors. Directors are elected annually to serve one-year terms.

Set forth below is information concerning our directors and executive officers:

Name	Age	Position
Ronald E. Lusk	48	President, CEO and Chairman
J. Michael Poss	53	Executive Vice President - Legal
Stephen A. Hamilton	41	Chief Financial Officer
Fredric S. Maxik	45	Director and Chief Technology Officer
K. Shane Hartman	50	Chief Information Officer
Robert E. Bachman	63	Director
John A. Collingwood	66	Director
Donald R. Harkleroad	61	Director
Daryl N. Snadon	59	Director
Robert L. Woodson, III	56	Director

Ronald E. Lusk, 48, has served as the Chairman of the board of directors and CEO of Lighting Science Group since November 1998. Mr. Lusk was appointed as our President in October 2005. Mr. Lusk is also the president of Match, Inc., a private investment company. Mr. Lusk has over 22 years of diverse business and management expertise contributing to his direct ownership and control of various companies, predominately in the healthcare industry. Mr. Lusk currently serves as a director on the boards of several private companies.

J. Michael Poss, 53, has served as Executive Vice President - Legal of Lighting Science Group since May 2005. Mr. Poss served as chief financial officer of Lighting Science Group from May 2002 to May 2005. Prior to his association with Lighting Science Group, Mr. Poss served as executive vice president of Zix Corporation from April 2000 through February 2002 where he was involved in sales, marketing, investor relations, and the negotiation of strategic alliance agreements with industry-leading partners. Prior to moving to Zix Corporation, Mr. Poss held the position of chief financial officer of The Perot Group, the family office operation of Ross Perot. Before joining Mr. Perot in 1979, Mr. Poss worked for Arthur Young & Company. He was awarded his Certified Public Accountant designation in 1978, and he received a Bachelor of Business Administration degree from the University of Texas at Austin in 1973. Mr. Poss is also a licensed attorney, having graduated from the University of Texas Law School in 1976. Mr. Poss also served as a director of Lighting Science Group from September 2003 through August 2005.

Stephen A. Hamilton, 41, joined us as Chief Financial Officer in November 2005. From September 2004 until joining Lighting Science Group, Mr. Hamilton served as a Senior Consultant at Grant Knauth LLP, a consulting firm specializing in technical outsourcing and acted as project manager on major client assignments. From June 2000 - September 2004, Mr. Hamilton was with Quadrem International Holdings Limited, a private company operating an international electronic marketplace. He served as Chief Financial Officer of Quadrem from January 2001 - September 2004, during which time he was responsible for all financial functions. From May 1995 - May 2000, Mr. Hamilton served as Controller and then Group Controller at Noranda Inc., a publicly traded, multi-national mining and metals producer with revenues of $6 billion where he was responsible for negotiating, performing due diligence, assessing financing for acquisitions, preparing regulatory documents and achieving cost savings through the restructuring of administrative and support processes. Mr. Hamilton received is Bachelor of Commerce from the University of Toronto, and is a Chartered Accountant.

Fredric S. Maxik, 45, has served as Chief Technology Officer of Lighting Science Group since June 2004. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electronics in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Electronics in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, Mr. Maxik formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by Lighting Science Group in June 2004. Mr. Maxik received his honorary PhD in physics from the University of Hong Kong in 1993. Mr. Maxik has served as a director of Lighting Science Group since August 2004.

K. Shane Hartman, 50, was named Chief Information Officer and executive vice president of Lighting Science Group effective November 15, 2000. Prior to joining us, Mr. Hartman accumulated 20 years of business experience in the information technology industry, having served with Perot Systems where he held several senior management positions, most recently as Chief Technologist. Previously, Mr. Hartman served as Chief Architect for Programmability at Lotus Development Corporation. He is an alumnus of the Massachusetts Institute of Technology.

Robert E. Bachman, 63, has served as a director of Lighting Science Group since September 2003. He is the president and a director of USGT Investors Management Company, Inc., a Dallas-based investment/merchant bank that is the general partner of USGT Investors, L.P., a private venture capital/equity fund. Mr. Bachman serves as the chairman of the audit committee of the board of directors of Lighting Science Group.

John A. Collingwood, 66, has served as a director of Lighting Science Group since August 2004. He is a private investor and serves as an officer and/or director of several privately held companies and was previously a major shareholder of Lighting Science, Inc. prior to its acquisitions on June 1, 2004. Mr. Collingwood is an alumnus of the University of Kansas, and he graduated from the University of the Americas in Chouloa, Mexico with a degree in International Business Administration.

Donald R. Harkleroad, 61, has served as a director of Lighting Science Group since September 2003. He is president of The Bristol Company, an Atlanta-based holding company with interests in the food, technology, and merchant banking industries. Mr. Harkleroad serves as the chairman of the compensation committee of the board of directors of Lighting Science Group.

Daryl N. Snadon, 59, has served as a director of Lighting Science Group since September 2003. He is the owner of Beltway Development Company, a Dallas-based real estate development company with a 30-year operating history. Mr. Snadon is the principal owner of 25 separate commercial properties in Texas and other states. He serves as an officer and director of numerous privately held corporations, as managing partner of numerous joint ventures, and as a member or partner of numerous limited liability companies and partnerships.

Robert L. Woodson, III, 56, has been a director of Lighting Science Group since 1998 and previously served as president and chief operating officer of Lighting Science Group from January 1999 to November 2000. Mr. Woodson was president and chief executive officer from November 1998 to January 1999. Prior to joining Lighting Science Group, Mr. Woodson was president of HFI Home Care Management LP, a company that acquires and manages home health agencies, from 1994 through 1997, and executive vice president and secretary of HealthFirst, Inc., a company that manages home health agencies, from 1992 through 1994. In March 2000, Mr. Woodson resigned as an executive officer of Lighting Science Group but continues to serve as a director.

Each outside director receives compensation of $50,000 per year for service on the board of directors. To date, this compensation has been paid in the form of common stock of Lighting Science Group. We will continue paying compensation to directors in the form of Common Stock of Lighting Science Group for the foreseeable future.

EXECUTIVE COMPENSATION

The following table summarizes for the years indicated the compensation paid by Lighting Science Group to its chief executive officer during fiscal year 2005 and all executive officers of Lighting Science Group that earned a salary and bonus for 2005 in excess of $100,000.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)		Other Annual Compensation ($) (1)

Ronald E. Lusk	2005	253,846		-		-
Chief Executive Officer	2004	212,147	(3)	88,880	(3)	94,839
	2003	131,942	(3)	-		65,971

J. Michael Poss (8)	2005	91,384		-		-
Executive VP - Legal	2004	154,452	(4)	108,443	(4)	95,606
	2003	218,024	(4)	-		64,238

K. Shane Hartman	2005	152,307		-		-
Chief Information Officer	2004	154,049	(5)	64,046	(5)	76,741
	2003	197,922	(5)	-		52,363

Kathryn D. Fuller (2)	2005	27,692		-		-
Corporate Secretary	2004	80,250	(6)	99,117	(6)	37,173
	2003	95,961	(6)	-		25,488

Fredric S. Maxik	2005	250,000		-		-
Chief Technology Officer	2004	158,650	(7)	37,500	(7)	34,533

(1)	Paid in the form of unregistered common stock of Lighting Science Group Corporation.
(2)	Ms. Fuller resigned in May of 2005.
(3)
Includes 431,715 common shares issued at $0.22 and 555,502 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 157,333 common shares issued at $0.42 related to 2003 salary.

(4)
Includes 434,464 common shares issued at $0.22 and 677,769 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 154,627 common shares issued at $0.42 related to 2003 salary.

(5)
Includes 349,226 common shares issued at $0.22 and 400,289 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 126,307 common shares issued at $0.41 related to 2003 salary.

(6)
Includes 169,955 common shares issued at $0.22 and 619,479 common shares issued at $0.16 related to 2004 salary and bonus, respectively. Includes 61,528 common shares issued at $0.41 related to 2003 salary.

(7)	Includes 67,628 common shares issued at $0.49 and 156,250 common shares issued at $0.24 related to 2004 salary and bonus, respectively.
(8)	Mr. Poss served as Chief Financial Officer of the Company from May 2002 through May 2005.

Pursuant to the terms of each individual’s employment agreements, such individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of our equity securities.

On July 6, 2005, the board of directors of Lighting Science Group adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan, or the Plan, and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. A total of 5,000,000 shares of common stock have been reserved under this plan. Prior to adoption of this plan, Lighting Science Grroup had no option or other equity based compensation plans.

In 2005, a total of 730,000 stock options were granted to our employees and directors under the plan. An additional 50,000 stock options were granted to a consultant under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Loans to Lighting Science Group; Issuance of Warrants to Directors

At a meeting of the Board of Directors of Lighting Science Group held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan Lighting Science Group an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip R. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned Lighting Science Group an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees, and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, we have: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued a warrant to each Lender for the purchase of 30,000 shares of our common stock (or 100,000 shares in the case of Mr. Collingwood, 130,000 shares in the case of Mr. Snadon, 46,000 shares in the case of Mr. Harkleroad and 50,000 shares in the case of Mr. Lusk) for a total of 476,000 shares. The principal and interest due on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement described on page 2 of this prospectus and the remaining $200,000 of such loans were repaid from proceeds of the private placement.

The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

Reverse Stock Split

On August 20, 2004, our shareholders approved a proposal by management to undertake a reverse split of the shares of our common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per-share amounts in the accompanying consolidated financial statements have been retroactively adjusted for the reverse split of Lighting Science Group’s shares. All other references to shares of our common stock in this prospectus and in the accompanying consolidated financial statements have been retroactively adjusted to a post reverse-split basis unless otherwise noted.

Acquisition of Lighting Science, Inc.

On June 1, 2004, we acquired Lighting Science, Inc. by purchasing all of its outstanding stock in exchange for 4,796,276 shares of common stock and Lighting Science Group’s obligation to issue up to an additional 4,499,965 shares of common stock upon the satisfaction of certain conditions under the stock purchase agreement. Two of our directors, Fredric S. Maxik and John A. Collingwood, had significant relationships with Lighting Science, Inc. Mr. Maxik was the chief executive officer of Lighting Science, Inc. and the co-trustee of a trust that was a major stockholder of Lighting Science, Inc. Mr. Collingwood was also a major stockholder of Lighting Science, Inc. As part of the acquisition of Lighting Science, Inc., Lighting Science Group agreed to use its best efforts to cause the election of Mr. Maxik and Mr. Collingwood to Lighting Science Group’s board of directors. The acquisition of Lighting Science, Inc. was previously disclosed on Lighting Science Group’s Form 8-K filed with the Securities and Exchange Commission on June 15, 2004. As part of the acquisition Mr. Maxik entered into an employment agreement with Lighting Science Group.

Note to Phibian S Trust

As part of the acquisition of  Lighting Science, Inc., Lighting Science Group executed a promissory note in favor of the Phibian S. Trust, or the Trust, an irrevocable trust for the benefit of the children of Fredric S. Maxik. At such time, the Trust was controlled by Mr. Maxik who was co-trustee of the Trust. On July 2, 2004, Mr. Maxik resigned his position as co-trustee. Currently, Mr. Maxik exercises no control over the Trust, and has informed us that he disclaims all beneficial ownership in the Trust.

The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by Lighting Science Group. The note is in the principal amount of $200,000, does not bear interest and is payable in 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that we begin generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles.

We made advance payments to the trust on this note in the amounts of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

Lighting Science Group Corporation generated revenue in excess of $10,000 in August of 2005. Accordingly, we are now obligated and will begin making regular installment payments on the note commencing in June 2006.  The company has estimated June 2006 as the date when regular installment payments will begin, based on the number of months of regular installments that were pre-paid in 2004 and 2005 as noted above.

Note Payable to Trust of Stockholder and Chairman Ronald E. Lusk / Exchange of Note and Series A Preferred Stock for Common Stock

We were previously obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $341,226 in accrued interest at March 31, 2005. Ronald E. Lusk, Chairman of Lighting Science Group, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. The line of credit agreement with Match, Inc. was available up to a limit of $2 million, bore interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts, was due on demand and was unsecured.

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Disclosure Statement and Plan of Reorganization under which Lighting Science Group emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At March 31, 2005, the cumulative unpaid dividend with respect to the preferred stock was $1,670,685. Thus, the total liquidation preference of the preferred stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of 6% Convertible Preferred Stock that was completed in May 2005, our financial advisor and its investment-banking representative had both advised that the outstanding debt and preferred stock would preclude us from successfully completing the financing transaction and should be eliminated through conversion into common stock. The board of directors concurred with this assessment, and accordingly, a special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III was formed on March 14, 2005 to negotiate with Mr. Lusk to exchange the preferred stock and the amount owed on the debt for shares of common stock.

The special committee took note of the fact that for the month of March 2005, the closing prices for the common stock had ranged between $1.48 and $1.90 per share. The proposal submitted by Mr. Lusk offered to set the exchange ratio at $1.725 per share, which represented the five-day average closing price as of March 15, 2005. Mr. Lusk also proposed to reduce the amount of the accrued interest on the line of credit with Match, Inc. by $250,000. Thus, the number of shares for which the preferred stock and the cumulative dividend would be exchanged was equal to 2,127,933 ($3,670,685 / $1.725) under the proposal presented by Mr. Lusk. Using the same conversion price of $1.725 proposed by Mr. Lusk, the total of $1,942,525 ($2,192,525 - $250,000) due on the line of credit would be convertible into 1,126,101 shares of common stock of Lighting Science Group. The committee also noted that the trading range for the stock at the end of the month of March was closer to the lower end of the range ($1.48) at the time that the analysis was being completed. The special committee reported the results of its analysis to the board.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the special committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the exchange of the preferred stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to Lighting Science Group and voted to approve the transactions contained in the proposal from Mr. Lusk. A total of 3,254,034 shares of common stock were issued in exchange for the Series A Preferred Stock and the amount due under the line of credit agreement on May 5, 2005.

Loan from Stockholder and Chairman Ronald E. Lusk

On November 25, 2003 Ronald E. Lusk, the chairman of Lighting Science Group, advanced $50,000 to Lighting Science Group for purposes of meeting general and administrative expenses. The loan provided for interest at a rate of prime plus 1%. Mr. Lusk elected to forego any interest that was otherwise due with respect to the loan. No interest on the loan had previously been recorded by Lighting Science Group. Any such interest would not have been material. During 2004, Mr. Lusk advanced Lighting Science Group an additional $29,541 for general corporate purposes. During the third quarter of 2004, Lighting Science Group repaid the outstanding balances on these advances.

Office Lease with Stockholder and Director Daryl N. Snadon

Until November 2004, we leased our executive offices from a partnership consisting of Daryl N. Snadon, a member of our board of directors, and two other individuals. Our former, long-term lease with this partnership was terminated in connection with our bankruptcy. When we emerged from bankruptcy, we entered into an oral lease agreement with Mr. Snadon’s partnership to lease our executive offices on a month-to-month basis. Under the agreement, the landlord agreed to accept shares of our common stock in lieu of cash payments for rent. To date, all amounts owed by us under our lease have been paid by issuing shares of common stock to the members of the partnership, including 682,684 shares to Mr. Snadon. No further commitment remains under this agreement, and no additional stock is required to be issued.

Service Agreement with Shareholder

On November 13, 2004, we moved our executive offices from Richardson, Texas to Dallas, Texas where we occupy excess office space that is leased by an institutional shareholder of Lighting Science Group who previously served as a financial adviser. The shareholder allowed us to occupy the space on a rent-free basis during the terms of the financial services agreement. Such free rent was not material. Upon termination of the financial services agreement on September 29, 2005, we began to pay the shareholder rent at the rate of $10,000 per month. For services rendered as financial advisor, we issued a warrant to purchase 63,984 shares of our common stock in conjunction with our private placement of preferred shares on May 12, 2005.

Employment Agreements

We entered into three-year employment agreements with each of Messrs. Lusk, Poss and Hartman, and Ms. Fuller during fiscal years 1999, 2000, 2001 and 2002, respectively. Ms. Fuller resigned from Lighting Science Group in May 2005 and is no longer an employee. On June 1, 2004, we entered into a similar agreement with Mr. Maxik upon the acquisition of Lighting Science, Inc. Upon completion of the initial three-year terms, each agreement is automatically renewed for successive one-year periods. We may terminate any agreement as of the renewal date of such agreement upon 90 days advance written notice to the subject employee. In addition, we may terminate an agreement upon the death or disability of the employee or upon just cause. In the event an agreement is terminated by us without cause or by the employee upon a change in control of Lighting Science Group, we are obligated to pay the compensation that the employee would otherwise be entitled to receive had the agreement not been terminated.

Under their agreements, Messrs. Lusk, Maxik and Poss were entitled to receive a base annual salary of $250,000. In addition, upon execution of the agreements, Mr. Lusk was issued 31,250 shares of common stock in March 2000, Mr. Poss was issued 312,500 shares of common stock in May 2004 and Mr. Maxik was issued 156,250 shares of common stock in August 2004. Under Mr. Hartman’s agreement, he was entitled to receive a base annual salary of $200,000. Upon execution of his agreement, Mr. Hartman was issued 31,250 shares of common stock in December 2000. Under Ms. Fuller’s agreement, she was entitled to receive a base annual salary of $100,000. Upon execution of her agreement, Ms. Fuller was issued 37,500 shares of common stock in March 2002. Previously, under all of the employment agreements, certain of the compensation owed to the employees was payable by us through the issuance of shares of Lighting Science Group’s common stock. Such compensation was not paid in the amounts set forth in the employment agreements and is no longer due or payable. We did pay stay bonuses in recognition of the work performed to allow us to emerge from bankruptcy, pursuant to which Mr. Lusk was issued 555,502 shares of common stock, Mr. Poss was issued 365,269 shares of common stock, Mr. Hartman was issued 400,289 shares of common stock, and Ms. Fuller was issued 619,479 shares of common stock. The employment agreements of Messrs. Lusk, Poss and Hartman were amended effective May 29, 2004, to remove the provision regarding the payment of compensation through the issuance of shares of our common stock and the base salaries of certain of these officers as set forth in their employment agreements were amended, as follows: Mr. Poss, $90,000, and Mr. Hartman, $150,000. Pursuant to the terms of his employment agreement, Mr. Maxik is still entitled to elect to receive his compensation in shares of our common stock.

On October 12, 2004, we hired and entered into three year employment and change in control agreements with Mr. Stan T. Waldrop and Mr. Philip R. Lacerte to serve as Lighting Science Group’s President and Executive Vice President, respectively. The terms of the employment agreements provided for annual compensation of $225,000. However, Mr. Waldrop and Mr. Lacerte elected to defer the first year of salary so that additional funds could be committed to our product development. The terms of the change in control agreements provided that in the event of a change in control, as defined in the agreement, a single sum cash payment equal to two and one-half (2-1/2) times the executive's average annual compensation (including base salary and bonuses) paid to him in cash during the thirty-six (36) month period immediately preceding the date on which the change in control occurred shall be paid to each of Mr. Waldrop and Mr. Lacerte. Each executive was also granted the right to sell to Lighting Science Group all or any portion of the shares of Company stock granted to him under his employment agreement or obtained through the exercise of Company-granted stock options which he owned (or to which he was entitled under an outstanding stock option or other agreement) as of the date of the change in control at a price equal to 105% of the per share price (or the equivalent thereof) paid in the transaction causing the change in control. A similar change in control agreement was executed with Mr. Lusk on the same date.

On October 4, 2005 Mr. Lacerte resigned as the our Executive Vice President effective as of that date. In connection with his resignation and in consideration for Lighting Science Group agreeing to release him from his obligations under his employment and change in control agreements, except for certain sections within each agreement, Mr. Lacerte agreed to transfer and deliver to the us 100,000 shares of our common stock, $.001 par value per share. Effective October 17, 2005, the employment and change in control agreement with Mr. Waldrop was terminated as a result of Mr. Waldrop’s resignation as Lighting Science Group’s President, except for certain sections thereof, which remain in full force and effect. Mr. Waldrop has agreed to provide consulting services to Lighting Science Group for six months following his resignation on an as-needed basis in exchange for 50,000 shares of our common stock, $.001 par value per share, which were issued as of October 18, 2005.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on July 14, 2005, our common stock has been and continues to be quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board or the OTCBB, which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on the OTCBB is “LSGP.”

The OTCBB is a limited and sporadic trading market. The following table sets forth the range of high and low bid information of the common shares as reported on the OTCBB for the last two fiscal years and the subsequent period ended January 31, 2006. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock
	HIGH	LOW
2006
First Quarter	0.67	0.45
2005
Fourth Quarter	0.90	0.24
Third Quarter	1.65	0.73
Second Quarter	1.65	0.73
First Quarter	2.08	1.45
2004
Fourth Quarter	2.25	0.56
Third Quarter	0.72	0.24
Second Quarter	0.64	0.21
First Quarter	0.40	0.16

As of January 31, 2006, there were 622 holders of record of our common stock, holding a total of 55,374,591 shares.

To date, Lighting Science Group has not paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future due to Lighting Science Group’s limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of the stock.

On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. A total of 5,000,000 shares of common stock have been reserved under this plan. Prior to adoption of this plan, Lighting Science Group had no option or other equity based compensation plans.

In fiscal year 2005, a total of 730,000 stock options were granted to our employees and directors under the plan. An additional 50,000 stock options were granted to a consultant under the plan.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2006, by:

•	each person who is known by us to beneficially own more than five percent of our common stock;

•	each of our directors at that date and nominees and named executive officers; and

•	all directors and officers as a group.

	Shares Beneficially Owned (1) (2)
Name and Address of Beneficial Owner	Number	Percent
Directors and Officers
Robert E. Bachman (3)	610,445	0.8%
John A. Collingwood (4)	3,885,332	5.1%
Stephen A. Hamilton (13)	65,200	0.1%
Don R. Harkleroad (5)	1,030,901	1.4%
K. Shane Hartman (14)	1,239,942	1.6%
Ron E. Lusk (7)(14)	6,303,404	8.4%
Fredric S. Maxik (14)	162,250	0.2%
J. Michael Poss (14)	1,549,017	2.1%
Daryl N. Snadon (8)	1,515,411	2.0%
Robert L. Woodson III (10)	598,384	0.8%
Directors and Officers as a Group	16,960,286	22.5%
Certain Persons
AG Offshore Convertibles Ltd. (11)	6,562,500	8.7%
Edward I. Lanier (12)	3,556,798	4.7%
Philip R. Lacerte (6)	3,617,202	4.8%
Stan T. Waldrop (9)	2,905,834	3.9%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	Unless otherwise indicated, the address of each person in the above table is Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1555, Dallas, TX 75201.
(3)
Includes 41,652 shares of common stock issuable upon conversion of 10,413 shares of 6% Preferred Stock, 61,239 shares of common stock issuable upon exercise of warrants and 100,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 560,445 shares of common stock held by USGT Investors, L.P. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by USGT Investors, L.P.

(4)
Includes 18,752 shares of common stock issuable upon conversion of 4,688 shares of 6% Preferred Stock, 114,063 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(5)
Includes 62,500 shares of common stock issuable upon conversion of 15,625 shares of 6% Preferred Stock, 92,876 shares of common stock issuable upon exercise of warrants and 200,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 880,901 shares of common stock held by the Bristol Company. Mr. Harkleroad is sole shareholder of the Bristol Company and may be deemed to have sole voting and/or investment power with respect to the shares owned by the Bristol Company.

(6)
Includes 41,496 shares of common stock issuable upon conversion of 10,374 shares of 6% Preferred Stock and 61,122 shares of common stock issuable upon exercise of warrants. Mr. Lacerte served as our Executive Vice President of Sales and Marketing from October 12, 2004 until his resignation on October 4, 2005.

(7)
Includes 50,000 shares of common stock issuable upon exercise of warrants. Includes 5,591,097 shares of common stock held by the Ronald E. Lusk Revocable Trust. Mr. Lusk is the trustee of the Ronald E. Lusk Revocable Trust and may be deemed to have voting and/or investment power with respect to the shares owned by the Ronald E. Lusk Revocable Trust.

(8)
Includes 116,952 shares of common stock issuable upon conversion of 29,238 shares of 6% Preferred Stock, 217,715 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(9)
Includes 30,000 shares of common stock issuable upon exercise of warrants. Includes 1,504,167 shares of common stock held by Greenfield Capital V L.P. Mr. Waldrop is the sole partner in Greenfield Capital V L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by Greenfield Capital V L.P. Also includes 196,667 shares of common stock held by SDW Investments Ltd. Mr. Waldrop is trustee of SDW Investments Ltd. and may be deemed to have sole voting and/or investment power with respect to the shares owned by SDW Investments Ltd. Mr. Waldrop served as our President from October 12, 2004 until his resignation on October 17, 2005.

(10)
Includes 30,000 shares of common stock issuable upon exercise of warrants and 50,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(11)
Includes 2,625,000 shares of common stock issuable upon conversion of 656,250 shares of 6% Preferred Stock and 1,968,750 shares of common stock issuable upon exercise of warrants. Also includes 1,125,000 shares of common stock issuable upon conversion of 281,250 shares of 6% Preferred Stock and 843,750 shares of common stock issuable upon exercise of warrants that were originally issued to AG Domestic Convertibles, L.P. in the May 12, 2005 private placement of 6% Convertible Preferred Stock. Such preferred shares and warrants were transferred to AG Offshore in August 2005.

(12)	Includes 31,252 shares of common stock issuable upon conversion of 7,813 shares of 6% Preferred Stock and 23,437 shares of common stock issuable upon exercise of warrants.
(13)	Includes 60,000 shares of common stock issuable upon exercise of incentive stock options issued on the 2005 Equity Based Incentive Compensation Plan.
(14)
Pursuant to the terms of their employment agreement, individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of equity securities of Lighting Science Group.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are either shares of common stock (i) currently owned by the selling stockholder or (ii) issuable upon conversion of the 6% convertible preferred stock, par value $.001 per share held by purchasers of the preferred stock issued pursuant to a securities purchase agreement dated as of May 12, 2005 or (iii) issuable upon exercise of the warrants issued to those purchasers. For additional information regarding the preferred stock and the warrants, see “Summary -- The Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Certain selling stockholders, as indicated next to their names, are members of our board of directors and senior management. Other associations, such as family relationships or affiliated trusts or businesses are also indicated.

The term “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on the stockholder’s ownership of the preferred stock, warrants and other shares of common stock, as of May 12, 2005, assuming conversion of all preferred stock and exercise of the warrants held by each selling stockholder on that date, without regard to any limitations on conversions or exercise.

In accordance with the terms of registration rights agreements with the selling stockholders, this prospectus generally covers the resale of the sum of the (i) the number of shares of our common stock issuable upon conversion of the preferred stock as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, (iii) the shares of common stock issued and issuable in payment of dividends on the preferred stock, and upon any stock split, stock dividend, recapitalization or similar event with respect to such shares of common stock and any other securities issued in exchange of or replacement of such shares of common stock, (iv) the shares of common stock held by non-affiliated stockholders who have executed a lock-up agreement with Lighting Science Group and (v) shares of our common stock to be issued upon exercise of warrants held by Merriman Curhan Ford & Co., who acted as placement agent and MRM Capital LP, who acted as financial advisor in the private placement. Because the conversion price of the preferred stock and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Position, Office or Other Material Relationship	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Conversion of Preferred Stock Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Warrants Owned Prior to the Offering	Number of Shares of Common Stock Issuable upon the Exercise of Stock Options Owned Prior to the Offering	Total Number of Securities Owned Prior to the Offering	Total Number of Securities to be Offered		Number of Shares of Common Stock to be Beneficially Owned After the Offering	Percentage of Shares of Common Stock to be Beneficially Owned After the Offering
Robert Shelton (1)		4,167	-	-		4,167	4,167		-	-
Trust for Daniel Barson (1)		10,417	-	-		10,417	10,417		-	-
Trust for Sophia Barson (1)		10,417	-	-		10,417	10,417		-	-
Bernie Selmenson (1)		20,000	-	-		20,000	20,000		-	-
Clay Christensen (1)		35,046	-	-		35,046	25,000		10,046	*
David A. Reed (1)	Advisor to the Board of Directors	25,000	-	-		25,000	25,000		-	-
Elise Ayers (1)		31,250	-	-		31,250	31,250		-	-
Holly Davis (1)		62,500	-	-		62,500	31,250		31,250	*
Josh Phillips (1)	Son-in-law of Philip R. Lacerte	41,666	-	-		41,666	41,666		-	-
Unimark Insurance Company (1)		41,667	-	-		41,667	41,667		-	-
Chris M. Gigl (1)		41,667	-	-		41,667	41,667		-	-
Allen B. Smith (1)		83,334	-	-		83,334	60,000		23,334	*
Halden Conner (1)		62,500	-	-		62,500	62,500		-	-
Reagan Vidal (1)		62,500	-	-		62,500	62,500		-	-
Mary Beougher (1)		62,500	-	-		62,500	62,500		-	-
William Arnold (1)		83,333	-	-		83,333	83,333		-	-
Mark Sommer (1)		100,759	-	-		100,759	100,759		-	-
Jim Durbin (1)		100,759	-	-		100,759	100,759		-	-
Alan Barson (1)		104,167	-	-		104,167	104,167		-	-
George Parker Young (1)		441,667	-	-		441,667	104,167		337,500	*
Amy Lacerte (1)	Daughter of Philip R. Lacerte	125,000	-	-		125,000	125,000		-	-
Stuart Dickinson (1)		262,500	-	-		262,500	131,250		131,250	*
Charles Terrell (1)		135,418	-	-		135,418	135,418		-	-
Craig Hudson (1)		175,000	-	-		175,000	140,000		35,000	*
Steve Dulin (1)		208,333	-	-		208,333	208,333		-	-
Eric Norris (1)		208,333	-	-		208,333	208,333		-	-
Craig Martin (1)		208,333	-	-		208,333	208,333		-	-
Kate Blackmon (1)	Former Vice President of Sales	241,667	-	-		241,667	229,167		12,500	*
JPB GS (5x5) (1)		345,000	-	-		345,000	345,000		-	-
BLF Investments, LP (1)		416,667	-	-		416,667	416,667		-	-
Joe Williams (1)		812,500	-	-		812,500	812,500		-	-
Robert Schlegel (1)		1,000,000	-	-		1,000,000	1,000,000		-	-
Total Capital (1)		1,100,000	-	-		1,100,000	1,000,000		100,000	*
2 Boys AB Revocable Trust (1)	Trust for the benefit of the children of Kathryn D. Fuller	1,627,017	31,252	23,438		1,681,707	1,681,707		-	-
Phibian S Trust (1)	Trust for the benefit of the children of Fredric S. Maxik	2,511,010	-	-		2,511,010	2,511,010		-	-
Edward I. Lanier (1)	Former board member of Lighting Science, Inc.	3,439,609	31,252	23,437		3,494,298	3,194,298	(2)	300,000	*
Western Reserve Hedged Equity, LP		-	712,500	534,375		1,246,875	1,246,875		-	-
Western Reserve Hedged Equity Offshore, Ltd.		-	787,500	590,625		1,378,125	1,378,125		-	-
Gryphon Master Fund L.P.		-	1,625,000	1,218,750		2,843,750	2,843,750		-	-
GSSF Master Fund, L.P.		-	875,000	656,250		1,531,250	1,531,250		-	-
AG Offshore Convertibles Ltd.		-	3,750,000	2,812,500		6,562,500	6,562,500		-	-
Xerion Partners I, LLC		-	312,500	234,375		546,875	546,875		-	-
Xerion Partners II Master Fund Limited		-	312,500	234,375		546,875	546,875		-	-
Telemark Asset Management		-	156,252	117,188		273,440	273,440		-	-
Jerome Hill Amy Hill JTWRS		-	75,000	56,250		131,250	131,250		-	-
George L. Lowe		62,500	31,252	23,437		117,189	54,689	(3)	62,500	*
Bristol Company	Beneficially owned by Donald R. Harkleroad	675,525	62,500	92,876	200,000	1,030,901	109,376	(4)	921,525	1.3%
Daryl N. Snadon		1,130,744	116,952	217,715	50,000	1,515,411	204,667	(5)	1,310,744	2.2%
Trust for Cole Snadon	Son of Daryl N. Snadon	-	31,252	23,437		54,689	54,689		-	-
Trust for Kendall Snadon	Daughter of Daryl N. Snadon	-	31,252	23,437		54,689	54,689		-	-
USGT Investors L.P.	Beneficially owned by Robert E. Bachman	407,554	41,652	61,239	100,000	610,445	72,891	(6)	537,554	*
John A. Collingwood		3,702,517	18,752	114,063	50,000	3,885,332	32,815	(7)	3,852,517	6.9%
Philip R. Lacerte		3,514,584	41,496	61,122		3,617,202	72,618	(8)	3,544,584	6.6%
Merriman Curhan & Ford		-	-	575,860		575,860	575,860		-	-
MRM Capital, LP (1)		1,187,500	-	63,984		1,251,484	1,063,984	(9)	187,500	*
-						-			-
Total		24,922,627	9,043,864	7,758,733	400,000	42,125,244	30,727,420		11,397,824

DESCRIPTION OF SECURITIES

The following description is a summary of our capital stock and contains the material terms of the capital stock. Additional information can be found in our Certificate of Incorporation and Bylaws. Our certificate of incorporation authorizes the issuance of 495,000,000 shares of common stock, $0.001 par value per share. As of January 31, 2006, 55,374,591 shares of common stock were issued and outstanding.

Each holder of common stock is entitled to one vote per share of common stock standing in such holder’s name on the records on each matter submitted to a vote of Lighting Science Group stockholders, except as otherwise required by law. Holders of the common stock do not have cumulative voting rights. Holders of the common stock are entitled to equal dividends and distributions, per share, when, as and if declared by the board of directors from funds legally available. Holders of the common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of the common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred stockholders, if any, are paid.

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our board of directors. As of January 31, 2006, 2,260,966 shares of preferred stock were issued and outstanding.

The preferred stock may be issued from time to time in one or more series by resolution or resolutions of our board of directors. The resolution or resolutions of our board of directors may, to the full extent now or hereafter permitted by law and subject to the provisions of our certificate of incorporation, fix the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. The authority of our board of directors with respect to each such series may include, but not be limited to, determinations of the following:

(a)	the distinctive designation of such series, the number of shares that shall constitute such series, including any limitation on the authority to increase or decrease such number, and the stated value thereof, if any, if different from the par value thereof;
(b)
the dividends, if any, payable either in cash, property or securities of Lighting Science Group, on such series, and the restrictions, limitations and conditions, if any, upon the payment of such dividends, whether any such dividends shall be cumulative or non-cumulative, the date or dates from which dividends, if declared, shall be payable, and the preference, if any, or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	whether the shares of such series shall have voting power, in addition to any voting power provided by law and, if so, the terms of such voting power, which may be general or limited;
(d)	the right, if any, of Lighting Science Group to redeem any or all shares of such series and, if so, the terms and conditions of such redemption;
(e)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund or funds and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(f)
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities or assets and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)
the amount, if any, that the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation and the preference, if any, or relation which such amounts shall bear to the amounts payable on any shares of stock of any other class or any other series of this class;

(h)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Lighting Science Group of, the common stock or shares of stock of any other class or any other series of this class;

(i)
the conditions or restriction, if any, upon the creation of indebtedness of Lighting Science Group or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)	any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series.

The designations, voting powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Dividends will accrue on the 6% convertible preferred stock from the closing date at an annual rate of 6%. Accrued dividends will be payable in cash quarterly. We will, however, have the right to pay dividends in shares of common stock; provided, however, that our right to pay dividends in shares of common stock on each dividend payment date is subject to the following conditions: (i) a registration statement covering the underlying common stock must be effective on such dividend payment date and available for use by the investors; and (ii) the number of shares issued will be based on a 15% discount to the daily volume weighted average price of the common stock for the 10 trading days immediately preceding (but not including) the applicable dividend payment date.

Shares of preferred stock will be entitled to voting rights on an “as if converted” basis.

Shares of preferred stock are convertible at the option of the holder at any time after the closing of the private placement and prior to redemption into shares of common stock, at an initial conversion price equal to $.80 per share of common stock. The initial conversion price is subject to full-ratchet anti-dilution adjustment in the event that the we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant (including, but not limited to, the joint venture arrangement with Giuliani Capital Advisors, LLC)), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

Shares of the preferred stock will be entitled to a liquidation preference over other classes of our capital stock in an amount per share equal to the purchase price of the preferred stock. The liquidation right and preference will be applicable in the event of our liquidation, a merger of our company with or into another entity (i.e., the preferred shareholders will have a preference in the cash, securities or other consideration issued in such merger) or the sale by the us of all or substantially all of our business or operating assets.

We may force the conversion of any or all of the preferred stock at any time after the registration statement is effective and available for use by the Investors, if the closing price per share of the common stock exceeds 200% of the initial conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of the common stock must have exceeded 50,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the Investors of the exercise of our option to force conversion.

Lighting Science Group must redeem all of the preferred stock outstanding on the fifth anniversary of the closing date at a redemption price, in cash, equal to the purchase price of the preferred stock, plus all accrued but unpaid dividends.

As mentioned above, our board of directors has the ability to issue “blank check” preferred stock in series, and shares of each series will have such rights, preferences, and privileges fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. The board of directors may issue any such series of blank check preferred stock without action by the holders of the common stock. Accordingly, the issuance of blank check preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of blank check preferred stock may be used as an ‘‘anti-takeover’’ device without further action on the part of the holders of the common stock. The issuance of preferred stock may also dilute the voting power of the holders of common stock, in that a series of preferred stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders’ best interest. We have no current plans to issue any additional preferred stock.

As of January 31, 2006, Lighting Science Group has 10,298,733 warrants outstanding.

On February 10, 2005, Lighting Science Group agreed to issue The Equity Group two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price based on the financing being contemplated by us at the time. Each warrant provides for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Based on the $0.80 initial conversion price of the 6% Convertible Preferred Stock issued by us in May 2005, the terms of each warrant was determined to be 375,000 common shares at a exercise price of $0.80 per share.

The warrant issued to Giuliani Capital Advisors, or GCA, is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

As previously discussed, in 2005, certain individual members of our board of directors and members of senior management loaned Lighting Science Group an aggregate of $476,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The board members and officers who loaned Lighting Science Group funds in this transaction are collectively referred to as the Lenders. The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

In connection with the 6% Convertible Preferred Stock offering, Merriman Curhan Ford & Co. acted as placement agent for the transaction and MRM Capital LP served as a financial advisor to Lighting Science Group. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share were issued to Merriman and MRM in conjunction with this transaction. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

Warrants Issued to 6% Convertible Preferred Stock Investors

In connection with the Securities Purchase Agreement under which we issued 2,260,966 shares of 6% convertible preferred stock, the purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). Each warrant will represent the right to purchase one share of common stock. The initial exercise price of the warrants will be equal to 120% of the initial conversion price. The number of shares issuable upon exercise of the warrants and the exercise price per share will be subject to full-ratchet anti-dilution adjustment in the event that we issue, after May 12, 2005, common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant (including, but not limited to, the joint venture arrangement with Giuliani Capital Advisors, LLC)), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

We may force the exercise of any or all of the warrants at any time after a registration statement is effective and available for use by the investors in the preferred stock, if the closing price per share of the common stock exceeds 200% of the initial conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of our common stock must have exceeded 50,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the investors of the exercise of our option to force exercise.

Each warrant will expire on the fifth anniversary of the closing date.

Effective September 1, 2005, we implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan, or the 2005 Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code, or the Code, stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The maximum number of shares reserved for the 2005 Plan is 5,000,000 shares. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

As of January 31, 2006, Lighting Science Group has issued 730,000 Incentive Stock Options and 50,000 Non-Qualified Stock Options under the 2005 Plan. Such options have a term of four years and are vested one-third on the date of issuance and the subsequent two-thirds in equal parts on the first and second anniversaries thereof. Such options shall be exercisable only for cash, shall lapse if not exercised within four years following the date of issuance or, if earlier, within ninety days following the termination of employment or other affiliation with Lighting Science Group, shall be vested one-third on the date of issuance, and the subsequent two-thirds in equal parts on the first and second anniversaries thereof. The outstanding Incentive Stock Options were granted as follows:

Incentive Stock Options
Option Grant Date	# of Shares issued	Exercise Price
September 19, 2005	370,000	$0.87
October 30, 2005	300,000	$0.53
November 28, 2005	60,000	$0.45

	730,000

    The date of issuance of the nonqualified stock options was September 19, 2005 and the exercise price per share of each option is $0.87, which was the closing price of the Lighting Science Group’s common stock on the date of issuance.

The transfer agent for the common stock is American Stock Transfer and Trust Company of Brooklyn, New York and its telephone number is (718) 921-8206.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the preferred stock (including common stock issuable upon exercise of the of the warrants) to permit the resale of these shares of common stock by the holders of the preferred stock, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. We will bear all fees and expenses incident to our obligation to register the shares of common stock. We will not be paying any underwriting discounts or commissions in this offering.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents. If the shares of common stock are sold through broker-dealers, the selling stockholders will be responsible for discounts or commissions relating to the sale of their securities. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions, such as:

•	sales on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	sales through broker-dealers who may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred stock, the warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person participating in this offering. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $210,558 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. However, the selling stockholders will pay all discounts and commissions, if any, relating to the sale of their securities. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

LEGAL PROCEEDINGS

Lighting Science Group is not currently involved in any material legal proceedings.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Patton Boggs LLP, Washington, D.C., for Lighting Science Group and is included as Exhibit 5.1. As of the date of this prospectus, Patton Boggs LLP beneficially owns 54,270 shares of our common stock, which we issued to Patton Boggs LLP to discharge our debt to Patton Boggs LLP for prior legal services rendered, pursuant to the plan of reorganization described in the "Description of Business" section of this prospectus, and which are not registered for resale. In addition, Mario V. Mirabelli, a partner of Patton Boggs LLP, beneficially owns, as of the date of this prospectus, 25,559 shares of our common stock.

EXPERTS

The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Turner Stone & Company, L.L.P., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Lighting Science Group and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that Lighting Science Group has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. Lighting Science Group also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Lighting Service Group, that file electronically with the Commission. More information about Lighting Service Group can be found at its website at www.lsgc.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Lighting Science Group, pursuant to the foregoing provisions, or otherwise, Lighting Science Group has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OUR ACCOUNTANTS

Appointment and Ratification of Turner, Stone & Company, LLP

Our audit committee appointed the firm of Turner, Stone & Company, LLP as our independent registered public accounting firm on March 31, 2004 for the purpose of expressing an opinion on the financial statements of Lighting Science Group dated December 31, 2003. Although stockholder ratification of the appointment is not required by our bylaws or by any other applicable law, our board of directors and our audit committee submitted the appointment of Turner, Stone & Company, LLP to the stockholders for ratification as a matter of good corporate practice at the last annual stockholder meeting on August 20, 2004. Such appointment was ratified. Our audit committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of Lighting Science Group for the fiscal year ending December 31, 2005 to the stockholders for ratification at our annual stockholder meeting held on August 22, 2005 and such appointment was ratified.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Lighting Science Group Corporation

We have audited the accompanying consolidated balance sheet of Lighting Science Group Corporation and subsidiaries (a development stage company) (the company) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, and the period from September 26, 2003 (see Note 1) through December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighting Science Group Corporation and subsidiaries as of December 31, 2005, and the consolidated results of their operations and cash flows for the periods indicated above, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Turner, Stone & Company, L.L.P.

Turner Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
January 31, 2006

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,984,477
Accounts receivable	9,775
Inventory, net of allowances (Note 6)	617,518
Prepaid expenses and other current assets	130,479
Total current assets	2,742,249

PROPERTY AND EQUIPMENT, net (Note 7)	295,336

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 7)	1,108,683
Proprietary rights agreement, net (Notes 2 and 7)	501,972
Goodwill (Note 2)	154,097
Total other assets	4,557,976

TOTAL ASSETS	$7,595,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$247,969
Accrued expenses	155,329
Accrued dividend on 6% Convertible Preferred Stock	59,957
Note payable - related party - current portion (Note 9)	38,889
Total current liabilities	502,144

OTHER LIABILITIES
Note payable - related party - long-term portion (Note 9)	111,111
Liability under derivative contracts (Note 10)	3,327,437
Total other liabilities	3,438,548

TOTAL LIABILITIES	3,940,692

COMMITMENTS AND CONTINGENCIES (Note 13)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,260,966 shares issued and outstanding, liquidation value of $7,235,086 (Note 10)	927,677

STOCKHOLDERS’ EQUITY
Common Stock, $.001 par value, 495,000,000 shares authorized,
55,474,591 shares issued and outstanding	55,475
Additional paid-in-capital (Note 10)	12,830,833
Deficit accumulated during the development stage	(10,159,116)
TOTAL STOCKHOLDERS’ EQUITY	2,727,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,595,561

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative from September 26, 2003 through December 31, 2005
Revenue	$72,564	$3,404	$75,968
Cost of goods sold	(33,110)	(2,076)	(35,186)
Gross margin	39,454	1,328	40,782

Operating expenses
Selling, general and administrative	1,823,020	1,224,013	3,126,484
Compensation and related expenses	1,976,549	1,148,426	3,333,036
Professional fees	1,627,684	624,934	2,252,618
Directors fees	294,445	388,575	770,520
Depreciation and amortization	487,766	259,251	747,017
Total operating expenses	6,209,464	3,645,199	10,229,675

Operating loss	(6,170,010)	(3,643,871)	(10,188,893)

Other income (expense)
Interest income	72,732	3,388	76,120
Interest expense	(77,697)	(136,843)	(248,700)
Other, net (Notes 9 and 10)	3,069,638	6,305	3,075,943
Total other income (expense)	3,064,673	(127,150)	2,903,363

Net loss	(3,105,337)	(3,771,021)	(7,285,530)

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 10)	1,202,901	-	1,202,901

Net loss applicable to common stock	$(4,308,238)	$(3,771,021)	$(8,488,431)

Basic net loss per weighted average common share	$(0.08)	$(0.12)	$(0.22)

Weighted average number of common shares outstanding	53,807,907	31,668,957	38,870,415

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2005	Year Ended December 31, 2004	Cumulative from September 26, 2003 through December 31, 2005
OPERATING ACTIVITIES
Net loss	$(4,308,238)	$(3,771,021)	$(8,488,431)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	487,766	259,251	747,017
Loss on disposal of assets	97,155	-	97,155
Non-cash stock option compensation expense	111,109	-	111,109
Expenses paid by issuance of common stock	580,511	1,551,700	2,132,211
Non-cash accrual of interest to related party	25,670	-	25,670
Forgiveness of accrued interest due to related party	(250,000)	-	(250,000)
Fair value adjustment to liabilities under derivative contracts	(3,907,649)	-	(3,907,649)
Accretion of 6% convertible preferred stock redemption value	927,677	-	927,677
Preferred stock issuance expenses paid by issuance of warrants	290,000	-	290,000
Conversion of interest accrued to preferred stock	24,086	-	24,086
Changes in:
Accounts receivable	(8,634)	(1,141)	(9,775)
Inventory	(603,748)	(13,770)	(617,518)
Prepaid expenses	33,060	(157,956)	(124,896)
Accounts payable	207,333	40,636	247,969
Accrued expenses and other liabilities	197,387	124,590	716,845
Security deposits	27,215	(27,215)	-
Net cash used by operating activities	(6,069,300)	(1,994,926)	(8,078,530)

INVESTING ACTIVITIES
Purchase of property and equipment	(155,246)	(327,915)	(483,161)
Cash in bank of subsidiary at date of acquisition	-	10,000	10,000
Net cash used by investing activities	(155,246)	(317,915)	(473,161)

FINANCING ACTIVITIES
Loans from directors and officers	476,000	-	476,000
Repayment of loans from directors and officers	(200,000)	-	(200,000)
Principal payment on note payable to related parties	(25,000)	(25,000)	(50,000)
Loan from stockholder	-	29,541	79,541
Repayment of loan from stockholder	-	(78,041)	(79,541)
Proceeds from issuance of 6% Convertible Preferred Stock, net of issuance costs	6,935,000	-	6,935,000
Proceeds from private placement, net of issuance costs	36,000	3,338,890	3,374,890
Net cash provided by financing activities	7,222,000	3,265,390	10,535,890

Net increase in cash	997,454	952,549	1,984,199
Cash at beginning of period	987,023	34,474	278
Cash at end of period	$1,984,477	$987,023	$1,984,477

Interest paid	$3,011	$30,152	$33,163

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in settlement of note payable and accrued interest to related party	$1,942,525	$-	$1,942,525
Common Stock issued to pay accrued liabilities	$-	$360,707	$360,707
Reduction of accrued interest on note to related party	$250,000	$500,000	$750,000
Conversion of loans from directors and officers to 6% Convertible Preferred Stock	$276,000	$-	$276,000
Exchange of Series A Preferred Stock for Common Stock	$3,670,685	$-	$3,670,685
Proceeds from issuance of 6% Convertible Preferred Stock to Liability under Derivative Contracts	$6,935,000	$-	$6,935,000
Preferred stock dividends paid and deducted in arriving at Net Loss	$215,269	$-	$215,269

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Stock Subscriptions Receivable	Additional Paid In Capital	Deficit Accumulated During Development Stage	Total

Balance at September 26, 2003	533,333	533	16,685,446	16,685	-	250,282	-	267,500

Net Loss	-	-	-	-	-	-	(409,172)	(409,172)

Balance December 31, 2003	533,333	533	16,685,446	16,685	-	250,282	(409,172)	(141,672)

Issuance of common stock in private placement (Note 11)	-	-	18,341,906	18,343	(26,000)	3,846,547	-	3,838,890

Issue of common stock to acquire subsidiary (Note 2)	-	-	9,452,491	9,452	-	2,221,645	-	2,231,097

Issue of common stock in payment of operating expenses	-	-	6,817,413	6,817	-	1,911,174	-	1,917,991

Net loss	-	-	-	-	-	-	(3,771,021)	(3,771,021)

Balance December 31, 2004	533,333	533	51,297,256	51,297	(26,000)	8,229,648	(4,180,193)	4,075,285

Issuance of common stock in private placement	-	-	83,333	83	-	9,917	-	10,000

Issue of common stock in payment of operating expenses	-	-	839,968	840	-	579,671	-	580,511

Issue of common stock pursuant to conversion of outstanding preferred stock, cumulative dividends on preferred stock and certain notes payable (Note 10)	(533,333)	(533)	3,254,034	3,255	-	3,610,488	(1,670,685)	1,942,525

Fair value of a warrant issued for payment of operating expenses	-	-	-	-	-	290,000	-	290,000

Recording of expense for stock options issued during the year (Note 12)	-	-	-	-	-	111,109	-	111,109

Receipt of amounts due under share subscription agreements	-	-	-	-	26,000	-	-	26,000

Net loss	-	-	-	-	-	-	(4,308,238)	(4,308,238)

Balance December 31, 2005	-	$-	55,474,591	$55,475	$-	$12,830,833	$(10,159,116)	$2,727,192

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC, a joint venture with Giuliani Capital Advisors LLC (Note 13). Americare Management, Inc. and LSGC LLC had no significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

As of December 31, 2005, the Company continues to operate as a development stage company, having not had appreciable revenue during 2005 or 2004. With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. Light emitting diode (“LED”) technology has been in use since 1962, but until recently was used only in small electronic devices. Manufacturers of LED’s have made substantial progress in the past few years, but the enabling technologies such as power conversion and thermal management have not kept pace. Consequently, the existing gap between the advancements in LED technology and their incorporation into general illumination systems has widened over the past five years.

Through the development of its Optimized Digital Lighting™ (“ODL™”) technology, the Company believes that it has begun to close the gap between the theoretical performance capability of today’s LED’s and the level of their performance in the current generation of general illumination products. The Company has developed several enabling technologies that form the basis of the intellectual property for which it has filed for patent protection.

The Company is currently designing several products for the consumer lighting market as well as commercial products for the streetlight and parking lot lighting sector. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

Reverse Stock Split

On August 20, 2004, the stockholders of the Company approved a proposal by management to undertake a reverse stock split of the shares of the Company’s common stock in the ratio of one share of new common stock for every 16 shares of old common stock. All per share amounts in the accompanying consolidated financial statements and in these notes to consolidated financial statements have been retroactively adjusted for the reverse split of the Company’s shares.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits of $100,000. The Company has not experienced any losses from maintaining balances in such cash accounts in excess of federally insured limits. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of raw materials and components and lighting products designed by the Company and assembled by a third-party manufacturer, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist primarily of consulting fees paid to financial consulting firms and prepaid insurance policy premiums. Prepaid expenses are amortized over the period during which the service is provided or the length of the specific contract.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $73,233, $17,440 and $90,673 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation. At the date of acquisition, Lighting Science, Inc. owned no tangible assets. As a result, the net purchase price of $2,231,097 was allocated to current assets, three classes of intangible assets, and liabilities as follows: Cash - $10,000; Intellectual Property - $1,204,000; Proprietary Rights Agreement - $1,063,000; Goodwill - $154,097, and Notes Payable - $200,000. The acquisition of Lighting Science, Inc. is described in greater detail in Note 2.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $60,200, $35,117 and $95,317 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $354,333, $206,694 and $561,027 for the years ended December 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match, Inc. (see Note 9). Match, Inc. (“Match”), an entity controlled by Ronald E. Lusk, the Company’s chairman, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2005, the Company has determined that no impairment to the Company’s intangible assets has occurred since the date of the previous evaluation.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income (Expense).

Revenue

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. Sales to date have not been significant.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 - Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed conversion of the preferred stock or the exercise of warrants or stock options because the effect would be anti-dilutive. See Notes 10 through 13.

Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2005 consolidated financial statements.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$2,431,097

Note payable assumed		(200,000)
Net assets acquired		$2,231,097

Lighting Science, Inc. was formed on or about May 31, 2004 for the purpose of acquiring intellectual property from Phibian S Trust. There were no predecessor operations with respect to this entity, therefore, no pro forma results of operations are presented.

Intellectual Property

As of the date of acquisition, four provisional patents on the ODL technology had been submitted to the United States Patent and Trademark Office and were acquired by Lighting Science, Inc. Provisional patents are equivalent to a filing date placeholder in the United States Patent Office (“USPTO”). They provide a one-year period following submittal in which to finalize the utility patent application with respect to the particular idea, process, concept or method contained in a provisional patent.

Subsequent to the acquisition of Lighting Science, Inc., the Company filed four utility patent applications (thereby complying with the one-year time period mentioned above) based on the initial four provisional patents. Eleven additional patent applications have also been filed to provide further protection to the ODL technology. Two of such fifteen patent applications have been granted. Accordingly, there are currently thirteen utility patents pending with respect to the ODL technology before the USPTO. It is anticipated that it will be about 18 months to two years from the date of filing of the utility applications before the USPTO will issue a response to the filing. Additionally, with respect to proprietary branding of its products and services, the Company has filed for federal trademark/service registrations on certain marks and anticipates filing additional registrations on other marks and logos, and, as appropriate, the Company has also established common law trademark protection on several marks and logos. Further, other appropriate intellectual property protection, such as copyright and trade secret, is being applied to the ODL technology and the lighting products which embody it. It is also the policy of the Company to develop an intellectual property portfolio that protects and enhances the ODL technology ideas, concepts, methods and processes. The Company has also adopted intellectual property policies, procedures and practices into its business operations to facilitate its proprietary positioning with respect to its product development and commercialization.

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has experienced substantial net losses as well as negative cash flows from operations since September 26, 2003.

The Company has embarked upon an aggressive design and development program to bring product to market during the current year. To provide the Company with adequate working capital for the design and the initial manufacture of these products, the Company completed a transaction with a group of institutional and accredited investors in May 2005 whereby the Company issued 2,260,966 shares of the Company’s 6% Convertible Preferred Stock for proceeds totaling $7,235,086 in a private placement transaction (Note 10).

Based upon the receipt of proceeds from the private placement of the Company’s 6% Convertible Preferred Stock and revenue from anticipated product releases, management believes that the Company will have sufficient capital necessary to enable it to deliver finished products to market during 2006. Despite these activities, there can be no assurance that management’s efforts to sufficiently capitalize the Company beyond the initial rollout of the Company’s product line will be successful.

NOTE 5: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, accounts receivable, notes and accounts payable, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. As discussed in Note 10, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market.

NOTE 6: INVENTORY

At December 31, 2005, inventory is comprised of the following:

December 31, 2005
Deposits paid to contract manufacturers	$156,140
Raw materials and components	213,057
Finished goods	248,321
$617,518

At December 31, 2005 the Company provided an allowance for the decline in market value of certain raw materials and components of approximately $87,000, which is netted against the balance of raw materials and components in the table above.

NOTE 7: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

December 31, 2005
Leasehold Improvements	$5,526
Office furniture, fixtures and telephone equipment	97,152
Computer equipment	103,008
Test Equipment	94,988
Tooling and molds	52,609
Total property and equipment	353,283
Accumulated depreciation	(57,947)
$295,336

During 2005, the Company incurred a loss on the disposal of property and equipment of $97,155. Of this amount, $77,304 related to the write-off of prototype tools and molds that were no longer being used by the Company for the manufacture of parts due to the development of production tooling and more advanced prototypes. The Company does not use these prototype tools and molds for any other purpose.

Intellectual property consists of the following:

December 31, 2005
Intellectual property	$1,204,000
Accumulated amortization	(95,317)
$1,108,683

Proprietary rights agreement consists of the following:

December 31, 2005
Property rights agreement	$1,063,000
Accumulated amortization	(561,028)
$501,972

The estimated amortization expense for the next five years for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2006	$60,200	$354,333
2007	$60,200	$147,639
2008	$60,200	-
2009	$60,200	-
2010	$60,200	-

NOTE 8: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $23,200,000 at December 31, 2005, and which has been fully offset by a valuation reserve, the Company does not have any other significant deferred tax assets or liabilities. The Company has recorded a change in the valuation allowance of $2,300,000, $1,500,000 and $3,800,000 for the years ended December, 31, 2005 and 2004 and cumulatively for the period beginning September 26, 2003 and ending December 31, 2005, respectively. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020. The change in the fair value under derivative contracts of $3,907,649 (Note 10) has been treated as a permanent difference to calculate the total net operating losses available for carryforward to offset future periods’ taxable income.

Benefits realized in future periods from the application of net operating losses incurred prior to September 26, 2003 of $19,400,000 will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and, thereafter, will be credited to additional paid in capital. Any benefits realized in future periods from net operating loss carryforwards generated after September 26, 2003 ($3,800,000 at December 31, 2005) will be recorded as a tax benefit in the statement of operations.

NOTE 9: NOTES PAYABLE - RELATED PARTIES

Match Loan

We were obligated under the terms of a line of credit agreement to Match outstanding in the amount of $1,851,299 in principal and $341,226 in accrued interest at March 31, 2005. The line of credit agreement with Match, Inc. was available up to a limit of $2 million; bearing interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts; was due on demand and was unsecured.

We entered into an agreement with Match on April 12, 2005, under which Match agreed to reduce the accrued interest by $250,000 and exchange the debt for common stock at the exchange ratio of $1.725 per share. On May 5, 2005, the debt to Match of $1,851,299 plus $91,226 of accrued interest was exchanged for common stock. The reduction in accrued interest was recorded in Other income/(expense) during the year ended December 31, 2005. As a result of these transactions, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company on May 5, 2005.
Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. we owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $150,000 and is recorded as follows:

December 31, 2005
Notes payable - related party - current portion	$38,889
Notes payable - related party - long-term portion	111,111
$150,000

The Phibian S Trust is a trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. At the time of the acquisition, the trust was controlled by Mr. Maxik who was co-trustee of the trust. On July 2, 2004, Maxik resigned his position as co-trustee. Currently, Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles. The Company will begin paying regular monthly installments on the note beginning in June 2006, after giving effect to the $50,000 in prepayments noted above. Accordingly, payments relating to the period from June 2006 through December 2006 have been classified as current liabilities.

As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Proceeds from the loans funded the Company’s continuing operating expenses, ongoing expenses for salaries, legal and accounting fees, as well as for working capital and other contingencies. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to Preferred Stock in the private placement of preferred stock (Note 10) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the private placement.

NOTE 10: PREFERRED STOCK

At the date of acquisition of Lighting Science, Inc. by the Company (June 1, 2004), Lighting Science, Inc. had 100,000 shares of preferred stock authorized with no shares issued or outstanding. As of December 31, 2004, this issue of preferred stock was still authorized, however no shares had been issued. Effective January 1, 2005, this stock was cancelled under the merger agreement between Lighting Science, Inc. and its parent company, Lighting Science Group Corporation.

Exchange of Series A Preferred Stock held by Match for Common Stock

On July 25, 1994, Lighting Science Group sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum per share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which the Company emerged from bankruptcy, such rights were waived, including voting and conversion rights.

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of the 533,333 shares of Series A Preferred Stock held by Match and the Match debt (See Note 9) into common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The Series A Preferred Stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum per share. The cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,680,000 as of March 31, 2005, resulting in a total liquidation preference of $3,680,000 as of that date. However, for purposes of the exchange calculation, the amount of $1,670,685 was used to reflect the unpaid dividend on the date the exchange ratio of $1.725 per share was determined. This adjustment produced the slightly smaller liquidation value of $3,670,685 and this amount was used to record the dividend as a charge to Deficit accumulated during the development stage on the balance sheet. Thus, the Series A Preferred Stock owned by Match and the accumulated dividend thereon was exchanged for 2,127,933 shares of common stock on May 5, 2005. The accumulated dividend was recorded as a reduction of retained earnings.

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments. Thus, if all of the shares of the 6% Convertible Preferred Stock were converted to common stock, an additional 9,043,864 shares of common stock would be issued.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Corporation must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010. In connection with the transaction, the Company filed a certificate of designation for the 6% Convertible Preferred Stock with the Delaware Secretary of State on May 10, 2005. This filing constituted an amendment to the Company's certificate of incorporation, designating the terms, rights and preferences of a new series of preferred stock of the Company.

The warrants are exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

Pursuant to SFAS 133 and EITF Abstract No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $927,677 for the period from the date of issuance (May 12, 2005) to December 31, 2005. The change in the fair value of the liability for derivative contracts totaled $(3,907,649) in 2005 and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2005 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.96	$0.80
Fair Value of the Company’s Common Stock	$0.58	$0.58
Expected life in years	4.4	4.4
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	4.09%	4.09%
Calculated fair value per share	$0.29	$0.31

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity (Deficit).

The Company incurred cash expenses totaling $700,859 related to this transaction which have been charged to Other income/(expense) in the statements of operations during the three months ended June 30, 2005. Additionally, the Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to Other income/(expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005.

NOTE 11: STOCKHOLDERS’ EQUITY

Lighting Science Private Placement
In connection with the acquisition of Lighting Science, Inc., the Company undertook a private placement (“Lighting Science Private Placement”) of the Company’s common stock under the exemption of Section 505 of Regulation D of the Securities Act of 1933. On March 4, 2005 the Company amended its filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to elect the exemption under Rule 506 rather than Rule 505 for the sale of the Company’s common stock. Under Rule 506, the Company can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors. A total of $3,874,890 had been raised through the sale of 18,383,573 shares of the Company’s common stock. There have been no such sales of the Company’s stock subsequent to that date. The total of $3,874,890 includes $500,000 of accrued but unpaid interest on a note payable to Match. In lieu of disbursing cash in payment of the interest expense, the Company issued stock to the Ronald E. Lusk Revocable Trust (the “Trust”) the owner of Match. The Trust had contemporaneously subscribed to purchase $500,000 of stock under the terms of the Lighting Science Private Placement.

NOTE 12: EQUITY BASED COMPENSATION PLAN

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The maximum number of shares reserved for the 2005 Plan is 5,000,000 shares. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

During 2005, the Company issued 730,000 Incentive Stock Options to employees and directors and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan. Such options have a term of four years and are vested one-third on the date of issuance and the subsequent two-thirds in equal parts on the first and second anniversaries thereof.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during 2005:

Exercise price	$0.87 - $0.45
Fair market value of the underlying stock on date of grant	$0.87 - $0.45
Expected life in years	2.5
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	4.09% - 3.75%
Calculated fair value per share	$0.41 - $0.21

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

The fair value of the options issued 2005 totaled $266,700 of which $111,109 was recorded in operating expense in the consolidated statements of operations based on service conditions and vesting.

A summary of the option awards under the Company’s 2005 Plan as of December 31, 2005 and changes during the year then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of period	-	-
Granted	780,000	$0.71
Exercised	-	-
Forfeited	(100,000)	($0.76)

Outstanding and exercisable, end of period	680,000	$0.70

Options vested at end of period	140,000	$0.71

Weighted average fair value of options granted during 2005	$0.34

At December 31, 2005, the average remaining term for outstanding stock options is 3.8 years.

A summary of the status of non-vested shares under the Company’s 2005 Plan as of December 31, 2005, and changes during the year then ended is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	-	-
Granted	780,000	$0.34
Vested	(260,000)	($0.34)
Forfeited	(100,000)	($0.36)

Non-vested at end of period	420,000	$0.34

As of December 31, 2005, there was a total of $155,591 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the year ended December 31, 2005, was $88,600. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants during the periods of awards subject to performance vesting.

NOTE 13: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies office space that is leased by an institutional shareholder of the Company who also provided financial advisory services to the company during 2005. Effective with the termination of the financial advisory agreement as of September 30, 2005, the Company pays the shareholder $10,000 per month under a month to month agreement. Prior to that time, the Company was using the office space rent free. Such rent was not material. The Company has leased space in Sunrise, Florida for its research and development activities for a period of fifteen months commencing November 1, 2005. The space is being leased from a company that is also a contract manufacturer for the Company. For the period from November 1, 2005 through January 31, 2005 the company will pay rent of approximately $2,300 per month and for the period from February 1, 2005 through the end of the lease term, it will pay approximately $2,500 per month. The Company also leases space in Hong Kong and storage space in Dallas, TX on a month-to-month basis at a total rate of approximately $650 per month.

From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.

Financial advisory services

In 2004, the Company entered into an agreement with a financial consulting firm located in Dallas, Texas to provide financial advisory services in connection with the Company’s capital structure. Under the terms of the agreement, the Company paid the advisor a retainer of $150,000 during the fourth quarter of 2004 for services anticipated to be rendered during calendar year 2005, which was recorded in prepaid expenses. The agreement also provided for monthly payments of $10,000 during the one-year term of the agreement. This financial advisory agreement was terminated as of September 30, 2005.

Agreement with Giuliani Capital Advisors

On February 15, 2005, the Company entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”). The joint venture agreement was subsequently executed on May 4, 2005.

As consideration for the services to be provided by GCA, the Company agreed to pay GCA the following:
•	A non-refundable deposit of $150,000 (paid on March 31, 2005 and recorded in prepaid expenses);
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture; and
•	Reasonable expenses of GCA incurred in performing its services.

In addition, GCA will receive the following:
•	A financial advisory role in the Joint Venture on capital raising transactions on a case by case basis; and
•	A 20% ownership interest in the Joint Venture.

The Company also issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of the Company’s common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

Consulting Contract with Equity Group, Inc.

On February 10, 2005, the Company entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of the Company. In connection therewith, the Company agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of the Company’s common stock with each warrant having an exercise price of $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of common stock of the Company. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contact unless terminated earlier. Equity will receive $5,000 per month during the term of the contract.

Executive Compensation

As of December 31, 2005, the Company was obligated under the terms of employment contracts for five of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $90,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $910,000 for 2006.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the issuance of 6% Convertible Preferred Stock (Note 10), the Company executed a Registration Rights Agreement with the purchasers thereof under which the Company agreed to register the common shares underlying the 6% Convertible Preferred Stock and related warrants. The Registration Rights Agreement provides for liquidated damages in the event a registration statement is not declared effective by the SEC within 150 days of the May 12, 2005 closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to two percent of the purchase price of the 6% Convertible Preferred Stock for each thirty (30) day period effectiveness of a registration statement is not maintained.

In connection therewith, on July 12, 2005, the Company filed on Form SB-2, a Registration Statement under the Securities Act of 1933, related to the sale of up to 30,727,420 shares of Lighting Science Group Corporation common stock, par value $.001 by the selling stockholders named therein. Of the common stock offered thereby, (i) 9,043,864 shares of the common stock are issuable upon conversion of $7,235,086 aggregate principal amount of our 6% Convertible Preferred Stock, (ii) 7,422,733 shares of common stock are issuable upon exercise of warrants issued in connection with the sale of the 6% Convertible Preferred Stock, and (iii) 14,260,823 shares of common stock were acquired prior to May 12, 2005 by certain selling stockholders who agreed to the terms of a lock-up agreement dated as of May 12, 2005 and which may not be sold by the selling stockholders except pursuant to the lock-up agreement. The Company will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of the offering. We will, however, receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. This registration was declared effective by the SEC on August 23, 2005, and remains effective as of the date of this filing.

NOTE 14: SUBSEQUENT EVENT

In January 2006, a former executive of the Company returned to the Company 100,000 shares of its common stock. The stock was returned to the Company pursuant to the termination of the former executive’s employment agreement with the Company. The shares were returned to the Company in return for the Company agreeing to waive certain obligations of the former executive under the terminated employment agreement. The returned shares will be cancelled.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of Lighting Science Group’s Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:
Total Offering Costs
SEC Registration fee	3,327
Blue Sky fees	7,231
Legal fees and expenses	185,000
Accounting fees and expenses	7,000
Miscellaneous*	8,000

TOTAL	210,558

----------------
*Estimated.

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold and issued the unregistered securities described below (figures adjusted to give effect to the 1:16 reverse split effective August 20, 2004):

1)	On September 25, 2003 and as of December 31, 2003, pursuant to a plan of reorganization, LSGC issued common shares in settlement of creditor accounts as follows

Date	Issuee	No. of Shares	Price per Share	Total
9/22/2003	Durbin, Jim	30,911	$0.031	$954
9/22/2003	Daryl N. Snadon	247,287	0.031	7,629
9/22/2003	Sommer, Mark	30,911	0.031	954
9/25/2003	Adorno & Yoss	8,346	0.031	257
9/25/2003	ADP Investor Communications	143	0.031	4
9/25/2003	ADP Proxy Services	5,652	0.031	174
9/25/2003	Akin, Gump, Strauss, Hauer & Feld	79,077	0.031	2,440
9/25/2003	American Bank Note Company	324	0.031	10
9/25/2003	Artis & Associates	277	0.031	9
9/25/2003	Barrier Corporation (Ronald E. Lusk - CEO)	103	0.031	3
9/25/2003	Ceneur Services (Donald R. Harkleroad - Director)	312,606	0.031	9,644
9/25/2003	Christensen, Clay	9,759	0.031	301
9/25/2003	Consolidated Ordering Services	3,685	0.031	114
9/25/2003	Denitech	246	0.031	8
9/25/2003	Fourth Street Partners	44,816	0.031	1,383
9/25/2003	G & L Realty	808,909	0.031	24,956
9/25/2003	Glankler, Brown PLC	2,143	0.031	66
9/25/2003	Godwin Gruber	61,033	0.031	1,883
9/25/2003	Goulston Storrs	1,212	0.031	37
9/25/2003	K. Shane Hartman	27,412	0.031	846
9/25/2003	Hero, Barbara Jean	896	0.031	28
9/25/2003	Hodges, Doughty & Carson, PLC	1,039	0.031	32
9/25/2003	Howard & Howard	1,287	0.031	40
9/25/2003	Humberson, Gary	456,864	0.031	14,095
9/25/2003	Intercity Investments	32,102	0.031	990
9/25/2003	Jeffers, Mangel, Butler	17,261	0.031	533
9/25/2003	Jones, Mark	514,262	0.031	15,866
9/25/2003	Lamberth Bonapfel Cifelli	181	0.031	6
9/25/2003	Lentz Cantor & Massey Ltd	322	0.031	10
9/25/2003	Level 3 Management	242,210	0.031	7,473
9/25/2003	Ronald E. Lusk	9,240	0.031	285
9/25/2003	Matthews Leasing Company	8,407	0.031	259
9/25/2003	McBee, Andy	514,262	0.031	15,866
9/25/2003	McCarron, Joe	5,848	0.031	180
9/25/2003	Nixon Peabody	79,430	0.031	2,451
9/25/2003	Patton Boggs	52,715	0.031	1,626
9/25/2003	Perkins, Smith & Cohen	282	0.031	9
9/25/2003	Piedmont Ivy Association LLC	8,201	0.031	253
9/25/2003	J. Michael Poss	116,569	0.031	3,596
9/25/2003	Raindance Communications	81	0.031	2
9/25/2003	Robertson, George	6,250	0.031	193
9/25/2003	Schlinger Foundation	388,335	0.031	11,981
9/25/2003	Shares issued to trustee for distribution to creditors at 12/31/03	1,765,228	0.031	54,460
9/25/2003	Shotwell, Brown & Sperry LLP	844	0.031	26
9/25/2003	Springfield Foodservice Corp	108,252	0.031	3,340
9/25/2003	Stephen A. Sherman & Assoc.	11,362	0.031	351
9/25/2003	Total Capital	979,798	0.031	30,228
9/25/2003	Turley, James	1,096,474	0.031	33,828
9/25/2003	Wanat, Julianne	3,161	0.031	98
9/25/2003	Wayne Miller PC	2,705	0.031	83
9/25/2003	Weir & Partners, LLP	91	0.031	3
9/25/2003	Westlake Management Company (Ronald E. Lusk - CEO)	3,270	0.031	101
9/25/2003	Winstead Sechrest & Minick	75,657	0.031	2,334
9/25/2003	Robert L. Woodson, III	3,978	0.031	123
12/31/2003	Adorno & Yoss P.A.	247	0.031	8
12/31/2003	ADP Investor Communication Svc	5	0.031	0
12/31/2003	ADP Proxy Services	167	0.031	5
12/31/2003	Advantage Movers	538	0.031	17
12/31/2003	Akin Gump	2,333	0.031	72
12/31/2003	American Bank Note Company	10	0.031	0
12/31/2003	Artis & Associates	9	0.031	0
12/31/2003	Barbara Jean Hero	27	0.031	1
12/31/2003	Barrier Corporation (Ronald E. Lusk - CEO)	3	0.031	0
12/31/2003	Castleberry, Gary	113,322	0.031	3,496
12/31/2003	Ceneur Services (Donald R. Harkleroad - Director)	9,220	0.031	284
12/31/2003	Clay Christensen	288	0.031	9
12/31/2003	Consolidated Ordering Services	109	0.031	3
12/31/2003	Denitech	8	0.031	0
12/31/2003	Fine Incentives	375	0.031	12
12/31/2003	Fourth Street Partners LLC c/o Bart Houston	1,322	0.031	41
12/31/2003	G&L Realty	23,857	0.031	736
12/31/2003	Glankler Brown PLC	64	0.031	2
12/31/2003	Godwin Gruber	1,800	0.031	56
12/31/2003	Goulston & Storrs c/o Alan Goldberg	36	0.031	1
12/31/2003	Hodges, Doughty & Carson, PLC	31	0.031	1
12/31/2003	Howard & Howard	38	0.031	1
12/31/2003	J. Michael Poss	3,438	0.031	106
12/31/2003	Jeffer Mangels Butler & Marmaro	510	0.031	16
12/31/2003	Joe McCaron	173	0.031	5
12/31/2003	LCP Original Touch	426	0.031	13
12/31/2003	Lentz Cantor & Massey Ltd	10	0.031	0
12/31/2003	Level 3 Management, LLC	7,144	0.031	220
12/31/2003	Matthews Leasing Company	248	0.031	8
12/31/2003	Nixon Peabody	2,343	0.031	72
12/31/2003	Patton Boggs	1,555	0.031	48
12/31/2003	Perkins Smith & Cohen	9	0.031	0
12/31/2003	Robert L. Woodson, III	118	0.031	4
12/31/2003	Ronald E. Lusk	273	0.031	8
12/31/2003	K. Shane Hartman	809	0.031	25
12/31/2003	Shotwell Brown & Sperry LLP	25	0.031	1
12/31/2003	Stephen A. Sherman & Assoc.	336	0.031	10
12/31/2003	Total Capital	28,897	0.031	892
12/31/2003	Wayne Miller PC	80	0.031	2
12/31/2003	Weir & Partners LLP	3	0.031	0
12/31/2003	Westlake Management Company (Ronald E. Lusk - CEO)	97	0.031	3
12/31/2003	Winstead Sechrest & Minick c/o Brian Morris	2,232	0.031	69
		8,384,251		$258,667

2)
During 2004, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
4/1/2004	Ronald E. Lusk Revocable Trust	69,445	$0.300	$20,833
4/1/2004	Daryl N. Snadon	69,445	0.300	20,833
4/1/2004	USGT Investors, LP (Robert E. Bachman)	69,445	0.300	20,833
4/1/2004	Robert L. Woodson, III	69,445	0.300	20,833
4/1/2004	Frank "Duke" Yetter	69,445	0.300	20,833
4/12/2004	The Bristol Company (Donald R. Harkleroad)	69,445	0.300	20,833
5/10/2004	J. Michael Poss	69,445	0.300	20,833
8/4/2004	Daryl N. Snadon	66,346	0.314	20,833
8/4/2004	Frank "Duke" Yetter	66,346	0.314	20,833
8/4/2004	J. Michael Poss	66,346	0.314	20,833
8/4/2004	Robert L. Woodson, III	66,346	0.314	20,833
8/4/2004	Ronald E. Lusk Revocable Trust	66,346	0.314	20,833
8/4/2004	The Bristol Company (Donald R. Harkleroad)	66,346	0.314	20,833
8/4/2004	USGT Investors, LP (Robert E. Bachman)	66,346	0.314	20,833
10/12/2004	The Bristol Company (Donald R. Harkleroad)	17,103	0.487	8,333
10/12/2004	Dallas Snadon (Daryl N. Snadon)	17,103	0.487	8,333
10/12/2004	J. Michael Poss	17,103	0.487	8,333
10/12/2004	John A. Collingwood	17,103	0.487	8,333
10/12/2004	Phibian S Trust (Fredric S. Maxik)	17,103	0.487	8,333
10/12/2004	Robert L. Woodson, III	17,103	0.487	8,333
10/12/2004	Robert M. McMonigle	9,894	0.530	5,242
10/12/2004	Ronald E. Lusk Revocable Trust	17,103	0.487	8,333
10/12/2004	USGT Investors, LP (Robert E. Bachman)	17,103	0.487	8,333
11/23/2004	The Bristol Company (Donald R. Harkleroad)	9,256	1.417	13,120
11/23/2004	John A. Collingwood	9,256	1.417	13,120
11/23/2004	Robert M. McMonigle	9,256	1.417	13,120
11/23/2004	Phibian S Trust (Fredric S. Maxik)	9,256	1.417	13,120
11/23/2004	J. Michael Poss	9,256	1.417	13,120
11/23/2004	Ronald E. Lusk Revocable Trust	9,256	1.417	13,120
11/23/2004	Dallas Snadon (Daryl N. Snadon)	9,256	1.417	13,120
11/23/2004	USGT Investors, LP (Robert E. Bachman)	9,256	1.417	13,120
11/23/2004	Robert L. Woodson, III	9,256	1.417	13,120
		1,180,559		$481,658

During 2005, we issued common stock to members of the board of directors in settlement of fees payable to such directors. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
3/31/2005	The Bristol Company (Donald R. Harkleroad)	5,719	$2.186	$12,500
3/31/2005	John A. Collingwood	5,719	2.186	12,500
3/31/2005	Robert M. McMonigle	5,719	2.186	12,500
3/31/2005	Dallas Snadon (Daryl N. Snadon)	5,719	2.186	12,500
3/31/2005	USGT Investors, LP (Robert E. Bachman)	5,719	2.186	12,500
3/31/2005	Robert L. Woodson, III	5,719	2.186	12,500
6/30/2005	Daryl N. Snadon	9,760	1.281	12,500
6/30/2005	USGT Investors, LP (Robert E. Bachman)	9,760	1.281	12,500
6/30/2005	Robert L. Woodson, III	9,760	1.281	12,500
6/30/2005	Robert M. McMonigle	9,760	1.281	12,500
6/30/2005	The Bristol Company (Donald R. Harkleroad)	9,760	1.281	12,500
6/30/2005	John A. Collingwood	9,760	1.281	12,500
9/30/2005	Daryl N. Snadon	12,328	1.014	12,500
9/30/2005	USGT Investors, LP (Robert E. Bachman)	12,328	1.014	12,500
9/30/2005	Robert L. Woodson, III	12,328	1.014	12,500
9/30/2005	Robert M. McMonigle	12,328	1.014	12,500
9/30/2005	The Bristol Company (Donald R. Harkleroad)	12,328	1.014	12,500
9/30/2005	John A. Collingwood	12,328	1.014	12,500
12/30/2005	Daryl N. Snadon	25,409	0.492	12,500
12/30/2005	USGT Investors, LP (Robert E. Bachman)	25,409	0.492	12,500
12/30/2005	Robert L. Woodson, III	25,409	0.492	12,500
12/30/2005	Robert M. McMonigle	11,914	0.492	6,944
12/30/2005	The Bristol Company (Donald R. Harkleroad)	25,409	0.492	12,500
12/30/2005	John A. Collingwood	25,409	0.492	12,500
		305,801		$294,444

3)	In 2004, we paid certain compensation amounts due employees using our common stock. The number of shares issued and the price per share for such shares issued during 2004 are as follows:

Individual	No. of Shares	Price per Share	Amount
Accrued as of December 31, 2003
Ronald E. Lusk	157,333	$0.419	$65,971.17
J. Michael Poss	154,627	0.415	64,238.17
K. Shane Hartman	126,307	0.415	52,363.17
Kathryn D. Fuller	61,528	0.414	25,488.16

Payment in Stock in Lieu of Cash - Q1-2004
Ronald E. Lusk	325,516	0.192	62,499.00
J. Michael Poss	325,525	0.192	62,499.00
K. Shane Hartman	264,331	0.192	50,835.00
Kathryn D. Fuller	130,213	0.192	25,003.00

Payment in Stock in Lieu of Cash - Q2-2004
Ronald E. Lusk	106,199	0.305	32,339.85
J. Michael Poss	108,939	0.304	33,106.97
K. Shane Hartman	84,894	0.305	25,905.92
Kathryn D. Fuller	39,742	0.306	12,169.62

Staying Bonus
Ronald E. Lusk	555,502	0.160	88,880.34
J. Michael Poss	365,269	0.160	58,443.00
K. Shane Hartman	400,289	0.160	64,046.20
Kathryn D. Fuller	619,479	0.160	99,116.70
Shanna Raymond	31,250	0.160	5,000.00

Employment Agreement Shares
J. Michael Poss	312,500	0.160	50,000.00

Sign-On Bonus
Fredric S. Maxik	156,250	0.240	37,500.00

Payment in Stock in Lieu of Cash - Q3-2004
Fredric S. Maxik	52,081	0.480	25,000.00
Fredric S. Maxik	15,547	0.536	8,333.33
	4,393,321		$948,738.60

In 2005, we paid starting bonuses in common stock to certain employees in conjunction with commencement of their employment with us. The number of shares issued and the price per share for such shares issued during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/10/2005	Kate Blackmon	229,167	$0.240	$55,000
5/10/2005	Tracy Smith	10,000	0.240	2,400
9/19/2005	Paul Garrity	20,000	1.014	20,279
		259,167		$77,679

4)
On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation, which owned certain intellectual property related to the design and development of an ODL light bulb. We acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John A. Collingwood in exchange for 4,796,276 shares of our common stock and our obligation to issue up to an additional 4,499,965 shares of our common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004. The shares issued in conjunction with this acquisition were as follows:

Date	Issuee	No. of Shares	Price per Share	Total
6/2/2004	John A. Collingwood	1,774,622	$0.240	$425,909
6/2/2004	Lanier, Ed I.	1,774,622	0.240	425,909
6/2/2004	Phibian S Trust	1,247,032	0.240	299,288
9/3/2004	Edward I. Lanier	1,664,987	0.240	399,597
9/3/2004	John A. Collingwood	1,664,987	0.240	399,597
9/3/2004	Phibian S Trust	1,169,991	0.240	280,798
		9,296,241		$2,231,097

5)
In connection with the acquisition of Lighting Science, Inc., we undertook a private placement of our common stock under Regulation D of the Securities Act of 1933. A total of $3,874,890 was raised through the sale of 18,425,244 shares of our common stock, as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/17/2004	Philip R. Lacerte	1,041,667	$0.240	$250,000
5/27/2004	Lieser, Charles D.	8,334	0.240	2,000
5/27/2004	Quince Associates, LP	416,667	0.240	100,000
5/27/2004	Schereck, William J.	41,667	0.240	10,000
5/27/2004	Terrell, Charles T.	41,667	0.240	10,000
5/27/2004	Tipton, Paul S.	62,500	0.240	15,000
5/27/2004	Unimark Insurance Company	41,667	0.240	10,000
5/27/2004	Young, George Parker	104,167	0.240	25,000
5/28/2004	Barson, Alan	20,834	0.240	5,000
5/28/2004	Barson, Alan	83,334	0.240	20,000
5/28/2004	Barson, Trust for Daniel G	10,417	0.240	2,500
5/28/2004	Barson, Trust for Sophia J.	10,417	0.240	2,500
5/28/2004	Boudreaux, Reece	20,834	0.240	5,000
5/28/2004	Christensen, Clay	25,000	0.240	6,000
5/28/2004	Christensen, Wade	20,834	0.240	5,000
5/28/2004	Mills, John A.	20,834	0.240	5,000
6/7/2004	Conner, Halden	41,667	0.240	10,000
6/7/2004	Norris, Eric	83,334	0.240	20,000
6/7/2004	Taccetta Family LTD Partnership	62,500	0.240	15,000
7/15/2004	Lieser, Charles D.	20,834	0.240	5,000
7/15/2004	Pierce, Andy G.	104,167	0.240	25,000
8/9/2004	Charles T. Terrell	41,667	0.240	10,000
8/9/2004	David Sands	83,334	0.240	20,000
8/9/2004	Elise C. Ayers	31,250	0.240	7,500
8/9/2004	Granville Merritt	938	0.240	225
8/9/2004	Jeffrey J. Ayers	938	0.240	225
8/12/2004	John A. Collingwood	83,334	0.240	20,000
8/13/2004	Edward I. Lanier	62,500	0.240	15,000
8/20/2004	Antonio C. Alamo	104,167	0.240	25,000
8/20/2004	Halden Conner	20,834	0.240	5,000
8/20/2004	Robert H. Shelton	4,167	0.240	1,000
8/20/2004	Robert M. McMonigle	104,167	0.240	25,000
8/23/2004	G. Patrick Simpkins, Jr.	104,167	0.240	25,000
8/24/2004	Charles T. Terrell	52,084	0.240	12,500
8/24/2004	Chase G. Dickinson	417	0.240	100
8/24/2004	East Park Research, Inc.	208,334	0.240	50,000
8/24/2004	J. Michael McWilliams	62,500	0.240	15,000
8/24/2004	Joan H. Gardner	20,834	0.240	5,000
8/24/2004	Phillip W. Mirabelli	62,500	0.240	15,000
8/24/2004	SGD Family Limited Partnership	62,500	0.240	15,000
8/25/2004	Barbara Ann Churchman	417	0.240	100
8/25/2004	Holly A. Davis	62,500	0.240	15,000
8/25/2004	Mary D. Beougher	62,500	0.240	15,000
8/25/2004	Max G. Garoutte & Sandra B. Garoutte	62,500	0.240	15,000
8/25/2004	The Bristol Company (Donald R. Harkleroad - Director)	62,500	0.240	15,000
8/26/2004	Eric Norris	125,000	0.240	30,000
8/26/2004	Suzanne M. Farina	83,334	0.240	20,000
8/27/2004	Allen B. Smith and Jo A. Smith	83,334	0.240	20,000
8/27/2004	Brian H. Wald	104,167	0.240	25,000
8/30/2004	Clyde Hargrove	41,667	0.240	10,000
8/30/2004	Daniel H. Bradley	104,167	0.240	25,000
8/30/2004	Fitzgerald Realty Group, Inc., PSP	150,000	0.240	36,000
8/30/2004	Lara L. Poynor	41,667	0.240	10,000
8/30/2004	Paul S. Tipton	125,000	0.240	30,000
8/30/2004	Randy Phillips	41,667	0.240	10,000
8/30/2004	USGT Investors L.P. (Robert E. Bachman - Director)	31,250	0.240	7,500
8/31/2004	Dennis Brett	62,500	0.240	15,000
8/31/2004	Thomas Bradley	104,167	0.240	25,000
9/2/2004	G. Patrick Kevlin	41,667	0.240	10,000
9/2/2004	George Parker Young	312,500	0.240	75,000
9/2/2004	Robert L. Woodson, III	41,838	0.239	10,000
9/3/2004	BLF Investments, LP	416,667	0.240	100,000
9/3/2004	D. Craig Martin	208,333	0.240	50,000
9/3/2004	Reagan K. Vidal	62,500	0.240	15,000
9/3/2004	Scott Murray	20,833	0.240	5,000
9/3/2004	Steve Bronner	62,500	0.240	15,000
9/3/2004	Stuart G. Dickinson	62,500	0.240	15,000
9/10/2004	Craig R. Hudson	175,000	0.240	42,000
9/10/2004	Daryl N. Snadon	104,167	0.240	25,000
9/10/2004	Quince Associates, LP	416,667	0.240	100,000
9/16/2004	Andrew N. Adler	208,333	0.240	50,000
9/16/2004	Tanner Gill	41,667	0.240	10,000
9/22/2004	Chris M. Gigl	41,667	0.240	10,000
9/22/2004	Steve Dulin	208,333	0.240	50,000
9/22/2004	William Arnold	83,333	0.240	20,000
10/1/2004	USGT Investors L.P. (Robert E. Bachman - Director)	129,688	0.154	20,000
10/4/2004	Amy C. Lacerte	125,000	0.160	20,000
10/4/2004	Stuart G. Dickinson	200,000	0.240	48,000
10/5/2004	Bernie Selmanson	20,000	0.240	4,800
10/5/2004	Wendy S. Berkeley	4,167	0.240	1,000
10/8/2004	Mark L. Sutton	208,333	0.240	50,000
10/20/2004	Dianne Norris	83,333	0.240	20,000
10/20/2004	Kate Blackmon	12,500	0.240	3,000
10/21/2004	Joan H. Gardner	10,417	0.240	2,500
10/22/2004	Greenfield Capital V, L.P. (Stan T. Waldrop - President)	1,504,167	0.066	100,000
10/22/2004	James E. Fitzgerald	187,500	0.240	45,000
10/22/2004	Phillip C. McGraw	416,667	0.240	100,000
10/22/2004	Robert J. Schlegel	1,000,000	0.240	240,000
11/8/2004	Donald R. Harkleroad	55,000	0.240	13,200
11/8/2004	Jill Greene	10,000	0.240	2,400
11/8/2004	K.C. White	10,000	0.240	2,400
11/8/2004	Jennifer Lim	10,000	0.240	2,400
11/8/2004	Michael Anderson	5,000	0.240	1,200
11/8/2004	Joseph McCord	5,000	0.240	1,200
11/8/2004	Tim Myers	5,000	0.240	1,200
11/8/2004	SDW Investments, Ltd. (Stan T. Waldrop - President)	196,667	0.239	47,000
11/8/2004	Stan T. Waldrop	100,000	0.240	24,000
11/8/2004	Stan T. Waldrop	150,000	0.240	36,000
11/8/2004	Stan T. Waldrop	250,000	0.240	60,000
11/8/2004	Trust for Patrick Barley	345,000	0.241	83,000
11/10/2004	Philip R. Lacerte	1,666,667	0.150	250,000
11/17/2004	Ronald E. Lusk Revocable Trust	2,083,333	0.240	500,000
11/19/2004	MRM Capital, LP	1,000,000	0.125	125,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	325,000	0.240	78,000
12/8/2004	Philip R. Lacerte	625,000	0.240	150,000
12/21/2004	Marasco, Mark	41,667	0.240	10,000
12/31/2004	Fredric S. Maxik - Family Trusts	6,000	0.240	1,440
1/18/2005	Phillips, Josh	41,666	0.240	10,000
2/3/2005	McBride, Curtis	41,667	0.240	10,000
		18,425,255		$3,874,890

On March 4, 2005, we amended our filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to change the exemption we were relying on to Rule 506 rather than Rule 505 for the sale of our common stock. Under Rule 506, we can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors.

6)	During 2004, we paid certain vendors for rent and consulting services in shares of our common stock. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In Payment of:
4/6/2004	Durbin, Jim	37,750	$0.320	$12,080	Rent
4/6/2004	Daryl N. Snadon	302,000	0.320	96,639	Rent
4/6/2004	Sommer, Mark	37,750	0.320	12,080	Rent
4/15/2004	Philip R. Lacerte	125,000	0.160	20,000	Consulting
5/11/2004	MRM Capital, LP	187,500	0.160	30,000	Consulting
5/20/2004	Phillip W. Offill, Jr. Trustee	20,800	0.016	333	Consulting
5/27/2004	International Management	125,000	0.160	20,000	Consulting
5/27/2004	Oliver, Debra	25,000	0.160	4,000	Consulting
5/27/2004	Young, George Parker	25,000	0.160	4,000	Consulting
6/22/2004	Barron, Charles & Karen	31,250	0.160	5,000	Consulting
7/15/2004	Lowe, George L.	62,500	0.320	20,000	Consulting
7/15/2004	T&T Jeary Family, Ltd.	93,750	0.320	30,000	Consulting
8/6/2004	Daryl N. Snadon	69,903	0.385	26,893	Rent
8/6/2004	Jim Durbin	8,738	0.385	3,362	Rent
8/6/2004	Mark Sommer	8,738	0.385	3,362	Rent
9/28/2004	T & T Jeary Family, Ltd.	100,000	0.540	54,000	Consulting
12/1/2004	Ed Hammer	34,483	1.450	50,000	Consulting
12/8/2004	David A. Reed	25,000	1.440	36,000	Consulting
12/27/2004	Durbin, Jim	7,937	0.754	5,985	Rent
12/27/2004	Daryl N. Snadon	63,494	0.754	47,877	Rent
12/27/2004	Sommer, Mark	7,937	0.754	5,985	Rent
		1,399,530		$487,594

7)
As discussed in the Certain Relationships and Related Transactions section of this prospectus, we were obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $315,554 in accrued interest at December 31, 2004. Ronald E. Lusk, our chairman, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. Additionally, on July 25, 1994, we sold, for proceeds of $2 million, 533,333 shares of 8% cumulative Series A Senior Convertible Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which we emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At the date of the agreement, the cumulative unpaid dividend with respect to the preferred stock was $1,670,685. Thus, the total liquidation preference of the preferred stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of the 6% Convertible Preferred Stock which was completed in May 2005, the placement agent recommended and our board of directors concurred that the Match, Inc. debt and Series “A” Preferred Stock would preclude us from successfully completing the financing transaction. A special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III (the “Special Committee”) was formed on March 14, 2005 to negotiate with Mr. Lusk the exchange of the Series A Preferred Stock and the Match, Inc. debt for shares of our common stock.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the Special Committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the preferred stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to us and voted to approve the transactions contained in the proposal from Mr. Lusk. The common shares issued in exchange for the Series A Preferred Stock and the amount due under the credit agreement totaled 3,254,034 shares, which were issued on May 5, 2005 as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/5/2005	2 Boys AB Revocable Trust	1,627,017	$1.725	$2,806,604
5/5/2005	Ronald E. Lusk Revocable Trust	1,627,017	1.725	2,806,604
		3,254,034		$5,613,209

8)
On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of us. In connection therewith, we agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price to be determined in the future. Such exercise price has been determined to be $0.80 per share. Each warrant will provide for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant will become exercisable upon the first anniversary date of the consulting contract unless terminated earlier.

9)
On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to us and a to-be-formed entity. The intent of the Joint Venture is to own streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. We issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of our common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant.

10)
At a meeting of our board of directors held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan us an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip N. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and the Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned us an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned us funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, respectively, we issued warrants for 15,000 and 5,000 shares of common stock to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares of common stock to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

11)
On May 12, 2005, we entered into a definitive Securities Purchase Agreement (the “Securities Purchase Agreement”) with Western Reserve Hedged Equity, LP, AG Domestic Convertibles, L.P., A.G. Offshore Convertibles, Ltd., the Gryphon Master Fund, L.P., the GSSF Master Fund, L.P., Xerion Partners I LLC, Xerion Partners II Master Fund Limited, Telemark Asset Management, LLC and certain other accredited investors (collectively referred to as the “Purchasers”) for the private placement of our 6% Convertible Preferred Stock, $.001 par value, pursuant to which the Purchasers have agreed to purchase 2,260,966 shares of the preferred stock at $3.20 per share for an aggregate purchase price of $7,235,086. The Securities Purchase Agreement was executed on May 12, 2005. Additionally, we entered into and executed warrants, a registration rights agreement and lock-up agreements with affiliates and certain stockholders. A certificate of designation that sets forth the rights, preferences, terms and conditions of the preferred stock was filed with the Secretary of State of the State of Delaware on May 10, 2005.

The preferred stock may be converted into shares of common stock. The preferred stock will have an initial conversion price of $0.80 per share of common stock subject to full ratchet anti-dilution provisions. The Purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The warrants have a term of five years from the closing date. Merriman Curhan Ford & Co. and MRM Capital LP acted as placement agents for this transaction. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share (subject to adjustment pursuant to anti-dilution provisions) were issued to Merriman and MRM in conjunction with this transaction.

The preferred shares issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	178,125	$3.200	$570,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	196,875	3.200	630,000
5/12/2005	Gryphon Master Fund, L.P.	406,250	3.200	1,300,000
5/12/2005	GSSF Master Fund, LP	218,750	3.200	700,000
5/12/2005	AG Domestic Convertibles, L.P.	281,250	3.200	900,000
5/12/2005	AG Offshore Convertibles, Ltd.	656,250	3.200	2,100,000
5/12/2005	Xerion Partners I LLC	78,125	3.200	250,000
5/12/2005	Xerion Partners II Master Fund Limited	78,125	3.200	250,000
5/12/2005	Telemark Asset Management, LLC	39,063	3.200	125,000
5/12/2005	Jerome Hill Amy Hill JTWRS	18,750	3.200	60,000
5/12/2005	George L. Lowe	7,813	3.200	25,000
5/12/2005	2 Boys AB Revocable Trust	7,813	3.200	25,001
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	15,625	3.200	50,000
5/12/2005	Daryl N. Snadon	29,238	3.200	93,565
5/12/2005	Trust for Cole Snadon	7,813	3.200	25,000
5/12/2005	Trust for Kendall Snadon	7,813	3.200	25,000
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	10,413	3.200	33,322
5/12/2005	John A. Collingwood	4,688	3.200	15,001
5/12/2005	Philip R. Lacerte	10,374	3.200	33,197
5/12/2005	Edward I. Lanier	7,813	3.200	25,000

Total Shares		2,260,966		$7,235,086

The warrants issued in conjunction with this Securities Purchase Agreement are as follows:

Date	Issuee	No. of Shares	Exercise Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	534,375	$0.960	$513,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	590,625	0.960	567,000
5/12/2005	Gryphon Master Fund, L.P.	1,218,750	0.960	1,170,000
5/12/2005	GSSF Master Fund, LP	656,250	0.960	630,000
5/12/2005	AG Domestic Convertibles, L.P.	843,750	0.960	810,000
5/12/2005	AG Offshore Convertibles, Ltd.	1,968,750	0.960	1,890,000
5/12/2005	Xerion Partners I LLC	234,375	0.960	225,000
5/12/2005	Xerion Partners II Master Fund Limited	234,375	0.960	225,000
5/12/2005	Telemark Asset Management, LLC	117,188	0.960	112,500
5/12/2005	Jerome Hill Amy Hill JTWRS	56,250	0.960	54,000
5/12/2005	George L. Lowe	23,437	0.960	22,500
5/12/2005	2 Boys AB Revocable Trust	23,438	0.960	22,500
5/12/2005	Merriman Curhan & Ford	575,860	1.500	863,790
5/12/2005	MRM Capital, LP (Aspen Advisors)	63,984	1.500	95,976
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	46,876	0.960	45,001
5/12/2005	Daryl N. Snadon	87,715	0.960	84,206
5/12/2005	Trust for Cole Snadon	23,437	0.960	22,500
5/12/2005	Trust for Kendall Snadon	23,437	0.960	22,500
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	31,239	0.960	29,989
5/12/2005	John A. Collingwood	14,063	0.960	13,500
5/12/2005	Philip R. Lacerte	31,122	0.960	29,877
5/12/2006	Ed Lanier	23,437	0.960	22,500

Total Securities Purchase Agreement Warrants		7,422,733		$7,471,339

12)
On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (“2005 Equity Compensation Plan”) and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. A total of 5,000,000 shares of common stock have been reserved under this plan. The following stock options have been granted under this plan in 2005. These have a four year life and vest one-third upon grant, one-third after one year from grant and one-third after two years from grant.

Date	Grantee	Option Shares	Strike Price	Proceeds	Expiration Date
Options granted
9/19/2005	Michael Lavey	100,000	0.870	$87,000.00	09/19/09
9/19/2005	Paul Garrity	30,000	0.870	26,100.00	09/19/09
9/19/2005	Cande Smiley	40,000	0.870	34,800.00	09/19/09
9/19/2005	Robert Bachman	50,000	0.870	43,500.00	09/19/09
9/19/2005	Donald Harkleroad	150,000	0.870	130,500.00	09/19/09
9/19/2005	Chester Britt	50,000	0.870	43,500.00	09/19/09
10/31/2005	Robert Bachman	50,000	0.530	26,500.00	10/31/09
10/31/2005	Donald Harkleroad	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert McMonigle	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert Woodson	50,000	0.530	26,500.00	10/31/09
10/31/2005	Daryl Snadon	50,000	0.530	26,500.00	10/31/09
10/31/2005	John Collingwood	50,000	0.530	26,500.00	10/31/09
11/28/2005	Stephen Hamilton	60,000	0.450	27,000.00	11/28/09

Total options issued during 2005		780,000		551,400

Options grants cancelled
11/25/2005	Michael Lavey	(66,667)	0.870	(58,000.29)
11/23/2005	Robert McMonigle	(33,333)	0.530	(17,666.49)

Total options cancelled during 2005		(100,000)		(75,667)

Total options outstanding		680,000		475,733

13)
Philip R. Lacerte resigned as our Executive Vice President of Sales and Marketing on October 4, 2005. In connection with his resignation and as consideration for the Company agreeing to release him from his obligations under the Agreement, except for Sections 14, 16, 17, 21 and 22, Mr. Lacerte has agreed to deliver to the us 100,000 shares of our common stock, $.001 par value per share. The shares of Company common stock which were returned were cancelled.

14)	The following non-employee members of our board of directors received grants of stock options for shares of our common stock as follows:

Director	Number of Shares
	September 2005 Grant	October 2005 Grant

Robert E. Bachman	50,000	50,000
John A. Collingwood	0	50,000
Don R. Harkleroad	150,000	50,000
Daryl N. Snadon	0	50,000

	200,000	200,000

Exercise price share	$0.87	$0.53

15)
On October 5, 2005, we terminated an agreement with Curtis McBride and Ron Froom to provide strategic account management relating to the sale of the our products. In connection therewith, we issued each of these individuals 100,000 shares of common stock at value of $0.89 per share.

16)
On October 18, 2005, Stan T. Waldrop, our president at the time, resigned from his position to pursue other business opportunities. Mr. Waldrop will continue to serve Lighting Science Group in an advisory capacity for six months, assisting in the transition. In conjunction therewith, Lighting Science Group issued to Mr. Waldrop 50,000 shares of common stock at a value of $0.52 per share.

17)	On December 5, 2005, we issued 25,000 shares of common stock to Claes Beckman at a value of $0.41 per share as consideration for technical consulting services provided to Lighting Science Group.

ITEM 27. EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation *
3.2	Amended and Restated By-laws of Lighting Science Group Corporation *
4.1	Stock Purchase Agreement of Lighting Science Inc. (1)
4.2	Preferred Stock Securities Purchase Agreement (2)
4.3	Form of Warrant (2)
4.4	Registration Rights Agreement (2)
4.5	Form of Lock-Up Agreement (Affiliates) (2)
4.6	Form of Lock-Up Agreement (Non-Affiliates) (2)
4.7	Certificate of Designation (2)
4.8	Form of Subscription Agreement for 2004 Private Placement *
4.9	Purchaser List for 2004 Private Placement *
4.10	Warrants Issued to Giuliani Capital Advisors (3)
5.1	Opinion on legality from Patton Boggs LLP
10.1	Letter Agreement with Giuliani Capital Advisors for services (3)
102	Consulting Agreement with Equity Group (4)
10.3	Employment Agreement with Ronald E. Lusk (5)
10.4	Employment Agreement with Philip R. Lacerte (6)
10.5	Employment Agreement with Fredric S. Maxik (1)
10.6	Employment Agreement with K. Shane Hartman (5)
10.7	Employment Agreement with Kathryn D. Fuller (5)
10.8	Employment Agreement with J. Michael Poss (5)
10.9	Employment Agreement with Stan T. Waldrop (6)
23.1	Consent of Turner, Stone & Company, LLP
23.2	Consent of Patton Boggs LLP **
24	Power of attorney *

* Previously filed
** Incorporated in Opinion on legality from Patton Boggs LLP (Exhibit 5.1)

1.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2004.
2.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.
3.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2005.
4.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005.
5.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.
6.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 16, 2004.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of our securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on August 19, 2005.

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ronald E. Lusk

Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald E. Lusk Ronald E. Lusk	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 15, 2006
/s/ Stephen A. Hamilton Stephen A. Hamilton	Chief Financial Officer(Principal Financial and Accounting Officer)	February 15, 2006
/s/ Robert E. Bachman (by Ronald E. Lusk, Attorney-in-Fact*) Robert E. Bachman	Director	February 15, 2006
/s/ John A. Collingwood (by Ronald E. Lusk, Attorney-in-Fact*) John A. Collingwood	Director	February 15, 2006
/s/ Donald R. Harkleroad (by Ronald E. Lusk, Attorney-in-Fact*) Donald R. Harkleroad	Director	February 15, 2006
/s/ Fredric S. Maxik (by Ronald E. Lusk, Attorney-in-Fact*) Fredric S. Maxik	Director	February 15, 2006
/s/ Daryl N. Snadon (by Ronald E. Lusk, Attorney-in-Fact*) Daryl N. Snadon	Director	February 15, 2006
/s/ Robert L. Woodson, III (by Ronald E. Lusk, Attorney-in-Fact*) Robert L. Woodson, III	Director	February 15, 2006

* pursuant to a Power of Attorney previously filed with the SEC